Filed pursuant to Rule 424(b)(3)
Registration No. 333-151308
PROSPECTUS SUPPLEMENT
Dated June 12, 2008
(To Prospectus dated May 30, 2008 as supplemented by the Prospectus Supplement dated June 3, 2008)

EXPLANATORY NOTE

This Prospectus Supplement is being filed solely to disclose the “Calculation of the Registration Fee” chart in accordance with Rule 456(b)(1)(ii) of the Securities Act of 1933 for the aggregate principal amount of the underwriters’ overallotment portion of the 8.375% Undated Subordinated Callable Bonds of Allianz SE being offered pursuant to the above-referenced prospectus supplement dated June 3, 2008.

CALCULATION OF THE REGISTRATION FEE

Title of Each Class of		Amount of Registration
Securities to be Registered	Amount to be Registered	Fee
8.375% Undated Subordinated Callable Bonds	$250,000,000(1)	$9,825(2)(3)

(1)	Equals the aggregate principal amount of the underwriters’ overallotment portion of the 8.375% Undated Subordinated Callable Bonds.

(2)	Calculated in accordance with Rule 457(r).

(3)	Paid herewith.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 30, 2008)

ALLIANZ SE
(incorporated as a European Company, or Societas Europaea (SE), in Munich, Germany)

$1,750,000,000
8.375% Undated Subordinated Callable Bonds

The $1,750,000,000 aggregate principal amount of 8.375% Undated Subordinated Callable Bonds (the “Undated Subordinated Bonds”) offered hereby will be issued by Allianz SE (the “Issuer”, “Allianz” or “we”) pursuant to a subordinated indenture between the Issuer and The Bank of New York, as trustee.

The Undated Subordinated Bonds will bear interest at a rate of 8.375% per annum on their outstanding principal amount, payable in U.S. dollars quarterly in arrears on March 15, June 15, September 15, and December 15, commencing on September 15, 2008. You will receive interest payments due on your Undated Subordinated Bonds only in cash, except when payment in kind is utilized. As more fully described in this prospectus supplement, we may, in certain circumstances, defer and are, in certain other circumstances, required to defer interest payments for any period of time; provided, however, that such deferred payments or, as applicable, a portion thereof will become due and payable (subject to the limitations and restrictions applicable to the Alternative Payment Mechanism) on the date specified herein upon the occurrence of certain events, including, without limitation, the full or partial payment on our Junior Securities (as defined herein) or Parity Securities (as defined herein), the declaration of any dividend, other distribution or payment in respect of Allianz ordinary shares at, or payment on account of our balance sheet profit since, the relevant Allianz ordinary General Meeting of shareholders, and on the fifth anniversary following the relevant interest payment date on which the interest payment was originally deferred.

Although you will always receive cash in satisfaction of any payments, except when payment in kind is utilized, we may, in certain circumstances and subject to certain limitations, elect and, in the case of deferred payments, be required to satisfy our obligation to make such payments by issuing Allianz ordinary shares or other eligible securities, which, when sold, will provide a sufficient amount of cash necessary to make all such payments. We refer to this as the Alternative Payment Mechanism. Subject to certain restrictions, as part of the Alternative Payment Mechanism, we may also issue payment-in-kind securities to cover deferred interest amounts.

The Undated Subordinated Bonds are perpetual securities that have no fixed maturity or redemption date. However, at our option, we may redeem the Undated Subordinated Bonds in whole or in part at the aggregate principal amount of the Undated Subordinated Bonds so redeemed, together with any outstanding payments in respect thereof, including accrued and unpaid interest for the applicable interest period, on June 15, 2013, or any time thereafter, and, prior to June 15, 2013, in whole but not in part, upon the occurrence of certain regulatory and tax events. Upon the occurrence of certain regulatory and tax events, the redemption payment shall be made either at the Early Redemption Amount (as defined herein) or, as applicable, at the aggregate principal amount of the Undated Subordinated Bonds, together with any outstanding payments in respect thereof, including accrued and unpaid interest until the date of redemption. In the case of any redemption, such redemption may be made only if the Solvency Condition (as defined herein) is satisfied and the principal amount of the Undated Subordinated Bonds to be redeemed has been replaced by at least equivalent regulatory capital or if the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any successor authority has given its consent.

We will apply to list the Undated Subordinated Bonds on the New York Stock Exchange under the symbol “AZM”. Trading of the Undated Subordinated Bonds on the New York Stock Exchange is expected to begin within 30 days after the initial delivery thereof.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page S-19 of this prospectus supplement and on page 6 of Allianz’s Annual Report on Form 20-F for the year ended December 31, 2007, which is incorporated by reference into this prospectus supplement, for a discussion of certain risks that you should consider before buying the Undated Subordinated Bonds. Investors should note, without limitation, that the Undated Subordinated Bonds have no fixed date for repayment, being perpetual in nature.

	Price to	Underwriting	Proceeds to
	Public(1)	Discount(2)	Allianz SE(2),(3)

Per Undated Subordinated Bond	$25.0000	$0.7875	$24.2125
Total	$1,750,000,000	$55,125,000	$1,694,875,000

(1)	Plus accrued interest, if any, from June 10, 2008.

(2)	For sales to certain institutions, we will pay the underwriters compensation of $0.5000 per Undated Subordinated Bond and, to the extent of such sales, the proceeds to Allianz SE will be higher than those stated in the table above. See “Use of Proceeds”.

(3)	Before deducting expenses.

The underwriters will have the option to purchase on or prior to June 26, 2008 up to an additional $250,000,000 in principal amount of Undated Subordinated Bonds to cover overallotments, if any, at the offering price less the underwriting discount.

The Undated Subordinated Bonds will be evidenced by one or more global certificates in registered form deposited with a custodian for, and registered in the name of a nominee of, the Depository Trust Company (“DTC”). The initial distribution of the Undated Subordinated Bonds will be cleared through DTC only, which will occur on or about June 10, 2008. Beneficial interests in the Undated Subordinated Bonds will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream”).

Joint Bookrunning Lead Managers

Citi	Merrill Lynch & Co.
Morgan Stanley                UBS Investment Bank               Wachovia Securities
Banc of America Securities LLC           RBC Capital Markets
Deutsche Bank Securities                     HSBC

The date of this prospectus supplement is June 3, 2008.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission, which we sometimes refer to as the SEC, and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Undated Subordinated Bonds may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

The Undated Subordinated Bonds will form part of the regulatory capital of the Allianz Group and, as such, it is intended that the Undated Subordinated Bonds only be redeemed to the extent that Allianz or any of its financing subsidiaries has, in the period of six months preceding such redemption, raised funds in an amount at least equal to the aggregate principal amount of the Undated Subordinated Bonds by the issuance and sale of any ordinary shares or any securities that have equal or greater equity characteristics relative to the Undated Subordinated Bonds.

The Undated Subordinated Bonds are not deposits or other obligations of Allianz. The Undated Subordinated Bonds are not insured by any governmental agency.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Undated Subordinated Bonds. Such transactions may include purchases of the Undated Subordinated Bonds to stabilize their market price, purchases of the Undated Subordinated Bonds to cover all or some of an over-allotment or a short position maintained by the underwriters, and the imposition of penalty bids. Such activities, if commenced, may be discontinued at any time. For a description of these activities, see “Underwriting” in this prospectus supplement and “Plan of Distribution” in the accompanying prospectus.

CERTAIN DEFINED TERMS

In this offering circular, references to the “Issuer” and “Allianz” refer to Allianz SE. References to “we”, “us” and “our” refer to Allianz SE or, if the context so requires, also to Allianz SE and its consolidated subsidiaries. References to the “Allianz Group” refer to Allianz SE and its consolidated subsidiaries.

References to “EUR”, “euro” and “€” are to the single currency introduced at the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community as amended by the Treaty of the European Union. All references to “USD” and “$” are to the lawful currency of the United States of America.

SUMMARY OF THE OFFERING

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the financial statements and related notes incorporated by reference herein, before making an investment decision. Terms which are defined in “Description of the Undated Subordinated Bonds” in this prospectus supplement and the accompanying prospectus have the same meaning when used herein.

Issuer	Allianz SE

Interest	The Undated Subordinated Bonds will bear interest at a rate of 8.375% per annum payable quarterly in arrears.

Interest Payment Dates	Subject to our right or obligation to defer interest payments as described below, interest payments on the Undated Subordinated Bonds will be payable quarterly in arrears commencing on September 15, 2008, on March 15, June 15, September 15 and December 15 of each year. We refer to these dates as “Interest Payment Dates”.

Subordinated Status of the Bonds	The obligations under the Undated Subordinated Bonds constitute unsecured and subordinated obligations of the Issuer ranking pari passu among themselves.

Until all Outstanding Perpetual Liabilities have been redeemed or discharged in full, the Undated Subordinated Bonds will rank at least pari passu with all other unsecured and undated subordinated obligations of the Issuer, except for any subordinated obligation required to be preferred by law. If certain events of liquidation, dissolution or insolvency should occur against the Issuer, your claims under the Undated Subordinated Bonds will be satisfied after (but only after) the claims of all of the Issuer’s unsubordinated and dated subordinated creditors together with any subordinated obligations required to be preferred by law. In any such event, you will not receive any amounts payable in respect of the Undated Subordinated Bonds until the claims of all unsubordinated and dated subordinated creditors of the Issuer have first been satisfied in full.

Once all Outstanding Perpetual Liabilities have been redeemed or discharged in full, if certain events of liquidation, dissolution or insolvency should occur against the Issuer, the obligations of the Issuer under the Undated Subordinated Bonds will be subordinated to the claims of all unsubordinated and dated subordinated creditors of the Issuer (except for dated subordinated obligations expressly ranking pari passu with, or junior to, the Undated Subordinated Bonds) and any undated subordinated obligations expressly ranking senior to the Undated Subordinated Bonds. In any such event, you will not receive any amounts payable in respect of the Undated Subordinated Bonds until the claims of all unsubordinated and dated subordinated creditors of the Issuer (except those described above) and any claims of undated subordinated creditors holding obligations that expressly rank senior to the Undated Subordinated Bonds have first been satisfied in full.

“Outstanding Perpetual Liabilities” means the:

(w)   €800 million 5.375% Undated Subordinated Fixed Rate Callable Bonds, issued on March 3, 2006 by Allianz Finance II B.V., a wholly-owned subsidiary of Allianz, and guaranteed on a subordinated basis by Allianz (ISIN: DE 000A0GNPZ3);

(x) €1.5 billion 5.5% Undated Subordinated Hybrid Capital Fixed to Floating Rate Callable Notes, issued on February 27, 2004 by Allianz (ISIN: XS 018 716 2325);

(y)    €1.4 billion 4.375% Guaranteed Undated Subordinated Fixed to Floating Rate Callable Bonds, issued on February 17, 2005 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 021 163 7839); and

(z) $500 million 7.25% Undated Guaranteed Subordinated Bonds, issued on December 10, 2002 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 015 915 0720).

No security of any kind is, or will at any time be, provided by the Issuer or any other person to secure your rights under the Undated Subordinated Bonds. No subsequent agreement may limit the subordination or shorten any applicable notice period (Kündigungsfrist) in respect of the Undated Subordinated Bonds. If the Undated Subordinated Bonds are redeemed early, the amounts redeemed must be returned to the Issuer irrespective of any agreement to the contrary unless the Issuer has been dissolved or such amounts have been replaced by other at least equivalent regulatory capital (Eigenmittel) of at least equal status or if the German Federal Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any Successor Authority has given its consent to the redemption.

“Successor Authority” means any authority which becomes a successor in capacity of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) with respect to us.

You may not set off any claims arising under the Undated Subordinated Bonds against claims that the Issuer may have against you. We may set off against any of your claims under the Undated Subordinated Bonds only if such amounts have been replaced by other at least equivalent regulatory capital (Eigenmittel) of at least equal status or if the German Federal Financial Supervisory Authority or any Successor Authority has given its consent to the set-off, and subject to the Solvency Condition (as defined below) being met.

Redemption	The Undated Subordinated Bonds are perpetual securities and have no fixed maturity date or redemption date. The Undated Subordinated Bonds are redeemable at the Issuer’s option, in whole, or in part, at their aggregate principal amount, plus any Deferred Interest Payments and accrued and unpaid interest for the applicable Interest Period to the date of redemption, on June 15, 2013, which we refer to as the “First Call Date,” or anytime thereafter. The Undated Subordinated Bonds are also subject to redemption in whole but not in part at any time prior to the First Call Date (i) at the Early Redemption Amount upon the occurrence of a Regulatory Event and (ii) at their aggregate principal amount, plus any Deferred Interest Payments and accrued and unpaid interest until the date of redemption upon the occurrence of a Gross-Up Event or a Tax Event. In the case of any redemption, such redemption may be made only if the Solvency Condition is satisfied and the principal amount of the Undated Subordinated Bonds to be redeemed has been replaced by other at least equivalent regulatory capital or if the German Federal Financial Supervisory Authority or any Successor Authority has given consent.

Payments and Optional Deferral of Interest Payments	Subject to the Solvency Condition (as defined below) being met and no Mandatory Deferral Event (as defined below) having occurred or continuing, we may, on each Optional Interest Payment Date (as defined below), elect in our discretion to defer the payment of interest. In this case any such deferred interest will constitute an “Optionally Deferred Interest Payment”. We may elect in our discretion to satisfy any interest payment we do not defer on the Interest Payment Date with funds raised prior to the Interest Payment Date by way of the Alternative Payment Mechanism (“APM”) (as described below).

An “Optional Interest Payment Date” occurs if up to the end of the 10th Business Day preceding such Interest Payment Date (the “Calculation Date”):

(a)    no dividend, other distribution or payment was declared in respect of any class of our shares at our ordinary General Meeting of shareholders (ordentliche Hauptversammlung) immediately preceding that Interest Payment Date;

(b) no payment on account of the balance sheet profit has been made since such ordinary General Meeting of shareholders (ordentliche Hauptversammlung); and

(c) we have not made any payment of interest or any deferred payment on any Junior Security as described under “Compulsory Interest Payment Date” below.

Subject to the Solvency Condition being met and no Mandatory Deferral Event having occurred or continuing, interest which accrues during any Interest Period to but excluding a Compulsory Interest Payment Date (as defined below) will be payable in cash on that Compulsory Interest Payment Date.

“Compulsory Interest Payment Date” means any Interest Payment Date which is not an Optional Interest Payment Date; provided that, in the case of a Compulsory Interest Payment Date that is the result of a payment described under clause (c) above, Compulsory Interest Payment Date shall mean the next four consecutive Interest Payment Dates, in the case of an annual pay Junior Security, the next two consecutive Interest Payment Dates, in the case of a semi-annual pay Junior Security and the next Interest Payment Date, in the case of a quarterly pay Junior Security, unless there shall be a breach of the Solvency Condition or a Mandatory Deferral Event which shall occur or be continuing on any Compulsory Interest Payment Date.

Mandatory Deferral of Interest Payments	If, on an Interest Payment Date, the Solvency Condition is not or would not be met then we will be required to defer interest that accrues during the Interest Period to but excluding such Interest Payment Date (provided that in the case where the payment of such interest would itself cause a breach of the Solvency Condition, we will be required to defer the payment of the Solvency Shortfall only), unless we elect in our discretion to satisfy on the Interest Payment Date such interest with funds raised prior to the Interest Payment Date by way of the APM.

Such deferred interest will constitute “Solvency Deferred Interest Payment”.

“Solvency Shortfall” means the portion of the interest payment that would cause a breach of the Solvency Condition.

The “Solvency Condition” will be met if:

(a)    the Issuer and the Allianz Group have appropriate funds to cover the required minimum solvency margin (or a comparable term in case of a change in applicable rules) in accordance with the provisions of German insurance regulatory law (for group solvency or single solvency purposes or the solvency pursuant to the regulation for financial conglomerates) and generally recognized administrative practice, if any, of the German Federal Financial Supervisory Authority or any Successor Authority applicable at that time, and such funds would not, as a result of a full or partial interest payment or redemption payment that would otherwise be due on such Interest Payment Date or date of redemption, as the case may be, fall below the required minimum solvency margin;

(b)    no order by the German Federal Financial Supervisory Authority or any Successor Authority is in effect prohibiting us from making interest payments, other distributions or redemptions (including to the holders of any Parity Security or Junior Security);

(c) we are able to pay our debts owed to our Senior Creditors (as defined below) as they fall due; and

(d) our Assets (as defined below) exceed our Liabilities (as defined below) (other than Liabilities to persons who are not Senior Creditors).

With respect to the Solvency Condition, references to “we”, “us” and “our” refer to Allianz SE. References to “we”, “us”, and “our” elsewhere in this document may refer to Allianz SE and its consolidated subsidiaries depending on context.

“Assets” means our unconsolidated total assets, as shown in our latest published annual audited balance sheet, but adjusted for subsequent events, all as we shall determine, or if we are being liquidated, our liquidator shall determine.

“Liabilities” means our unconsolidated total liabilities, as shown in our latest published annual audited balance sheet, but adjusted for subsequent events, all as we shall determine, or if we are being liquidated, our liquidator shall determine.

“Senior Creditors” means our creditors (a) who are our unsubordinated creditors or (b) whose claims are subordinated to the claims of our other creditors (other than those whose claims rank pari passu with, or junior to, your claims).

If on an Interest Payment Date a Mandatory Deferral Event has occurred, then we will be required to defer any Excess Amount.

“Excess Amount” means, in relation to the amount of interest which would be payable on the aggregate principal amount of Undated Subordinated Bonds outstanding on the relevant Interest Payment Date that would otherwise have been due (the “Interest Amount”), the amount by which the Interest Amount exceeds the New Capital Amount (as defined below).

“New Capital Amount” means the net proceeds we receive from new issuances and/or sales during the period of six months prior to the relevant Interest Payment Date of (i) Payment Shares or (ii) Payment Securities.

A “Mandatory Deferral Event” will occur on an Interest Payment Date, if up to the end of the Calculation Date:

(x)    our Accumulated Quarters’ Net Income (as defined below) for the four-quarter period ending on the quarter that is two quarters prior to the most recently completed and published quarter is less than or equal to zero; and

(y)    the Adjusted Shareholders’ Equity Amount (as defined below) as at the end of the quarter that is two quarters before the most recently completed and published quarter has declined by 10% or more as compared to the Adjusted Shareholders’ Equity Amount as at the end of the quarter that is ten quarters prior to our most recently completed and published quarter (the “Benchmark Quarter”); and

(z)    our Adjusted Capital Amount (as defined below) at the end of the most recently completed and published quarter has declined by more than 10% as compared to the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter.

For the purposes of the foregoing:

“Accumulated Quarters’ Net Income” means, as at the end of any quarter, the sum of our consolidated net income, as determined in accordance with Applicable Accounting Standards, for the four quarters ending as of the last day of such quarter.

“Adjusted Capital Amount” means the Adjusted Shareholders’ Equity Amount plus Qualifying Mandatory Convertibles.

“Adjusted Shareholders’ Equity Amount” means, as at the end of any quarter, the shareholders’ equity before minority interests as reflected in our consolidated balance sheet for such quarter end, as determined in accordance with the Applicable Accounting Standards (as defined below), minus foreign currency translation adjustments and unrealized gains and losses (net) as reflected on such consolidated balance sheet.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted by the European Union (IFRS) as applicable at the relevant dates and for the relevant periods, or other accounting principles generally accepted in Germany and applied by us which subsequently supersede them. Any restatement of financial reporting by us following subsequent changes in the Applicable Accounting Standards will be disregarded for the purposes of calculating Accumulated Quarters’ Net Income, Adjusted Capital Amount, and Adjusted Shareholders’ Equity Amount.

“Payment Securities” means Parity Securities or Junior Securities (but excluding Qualifying Mandatory Convertible and Qualifying Warrants) issued and sold, directly or indirectly, which constitute regulatory capital (Eigenmittel) of equal or junior status with terms and conditions substantially similar to the terms and conditions of the Undated Subordinated Bonds (in terms of maturity, deferral, subordination and replacement).

“Payment Shares” means our ordinary shares, Qualifying Mandatory Convertibles and Qualifying Warrants.

“Qualifying Mandatory Convertible” means, to the extent permitted under prevailing applicable regulatory criteria, a convertible instrument issued directly or indirectly by us that mandatorily converts into an amount or a maximum amount of our ordinary shares (as predefined at the date of issuance of the relevant convertible instrument) on or prior to the third anniversary of the date of its issuance and in respect of which claims by holders rank pari passu with the claims of holders of our ordinary shares in the event of bankruptcy.

“Qualifying Warrants” means share settled warrants to purchase our ordinary shares that we are not entitled to redeem for cash and the holders of which are not entitled to require us to purchase for cash in any circumstances.

If we are required to defer a payment of interest on an Interest Payment Date following the occurrence of a Mandatory Deferral Event, then we will also be required to defer on one or more subsequent Interest Payment Dates the interest that would otherwise be due on such Interest Payment Dates until the Mandatory Deferral Event has been cured on any subsequent Calculation Date. After one or more Mandatory Deferral Events has or have occurred, we may begin to pay interest on the Undated Subordinated Bonds on any Interest Payment Date only if on the Calculation Date for that Interest Payment Date (x) no new Mandatory Deferral Event has occurred and (y) any previous Mandatory Deferral Events have been cured.

A Mandatory Deferral Event that has occurred on a previous Calculation Date has been cured on any Calculation Date if the Adjusted Capital Amount as at our most recently completed and published quarter before that Calculation Date has increased to more than 90% of the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter for that previous Calculation Date on which the Mandatory Deferral Event has occurred.

Any such deferred interest, together with any Solvency Deferred Interest Payment will constitute a “Mandatorily Deferred Interest Payment” (together with any Optionally Deferred Interest Payment, the “Deferred Interest Payments”).

We may elect in our discretion to satisfy on the relevant Interest Payment Date the interest that would otherwise have to be deferred with funds raised prior to the Interest Payment Date by way of the APM.

Subject to the limitations set forth below, it is our intention that we would use our best endeavours to utilize the APM to satisfy any interest payments deferred due to the occurrence of a Mandatory Deferral Event (other than in circumstances where we are deferring interest or distributions on all our subordinated debt issues) within a period no longer than 30 days following the applicable Interest Payment Date.

Payments of Deferred Interest	We may at any time upon giving prior notice satisfy in whole or in part any Optionally Deferred Interest Payment with funds raised prior to the date on which the Deferred Interest Payment becomes due (the “Optional Deferred Settlement Date”) by way of the APM.

We may elect, at any time upon giving prior notice of the date, to satisfy in whole or in part any Mandatorily Deferred Interest Payment utilizing the APM (subject to the limitations and restrictions applicable to the APM) and will be required to apply the APM (subject to the limitations and restrictions applicable to the APM) to satisfy any Deferred Interest Payments upon the earliest to occur of the following situations (in each case, a “Mandatory Deferred Settlement Date” and collectively with the Optional Deferred Settlement Date, the “Deferred Settlement Date”):

(i) the date on which the Undated Subordinated Bonds fall due for redemption or we substitute for the Undated Subordinated Bonds as set forth under “— Substitution or Variation” below;

(ii)    on the next subsequent Interest Payment Date (x) following the date on which we make any payment of interest or any deferred payment on any Junior Security; or (y) if up to the end of the Calculation Date preceding such Interest Payment Date any dividend, other distribution or payment was declared in respect of any class of our shares at our ordinary General Meeting of shareholders preceding that Interest Payment Date, or any payment of account of the balance sheet profit has been made since our ordinary General Meeting of shareholders was made;

(iii)    if we make any full or partial payment of interest or of a deferred payment on any Parity Security (except for payments at the end of the specified maximum deferral period following the deferral of interest in accordance with the terms of the relevant Parity Securities), we will satisfy any Deferred Interest Payment in the same proportion on the next subsequent Interest Payment Date following the date on which such payment was made. In this case, the proportion will be equal to the result from the division of the amount of the deferred payment actually paid by the outstanding amount of the deferred payment;

(iv) on the fifth anniversary following the relevant Interest Payment Date from which interest was originally deferred; and

(v)    the date on which a reason for dissolution pursuant to Section 262, para. 1, of the German Stock Corporation Act (Aktiengesetz) with respect to us exists (other than for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent, where the continuing entity assumes substantially all of our assets and obligations).

“Parity Security” means any security issued by us which ranks pari passu with the Undated Subordinated Bonds and which constitutes regulatory capital of at least equal status with the Undated Subordinated Bonds, and any security guaranteed by us or for which we have otherwise assumed liability where our obligations under the relevant guarantee or other assumption of liability rank pari passu with our obligations under the Undated Subordinated Bonds and which obligations constitute regulatory capital of at least equal status with the Undated Subordinated Bonds.

For the purposes of this definition the term “security” shall exclude securities issued to entities forming part of the Allianz Group. Notwithstanding the foregoing, for purposes of the Undated Subordinated Bonds, the following outstanding bonds shall be considered Parity Securities solely for purposes of Deferred Interest Payments:

(i)    €800 million 5.375% Undated Subordinated Fixed Rate Callable Bonds, issued on March 3, 2006 by Allianz Finance II B.V., a wholly-owned subsidiary of Allianz, and guaranteed on a subordinated basis by Allianz (ISIN: DE 000A0GNPZ3); and

(ii) €1.5 billion 5.5% Undated Subordinated Hybrid Capital Fixed to Floating Rate Callable Notes, issued on February 27, 2004 by Allianz (ISIN: XS 018 716 2325).

Notwithstanding the foregoing, for purposes of the Undated Subordinated Bonds, the following outstanding bonds shall not be considered Parity Securities but shall be treated as senior to the Undated Subordinated Bonds solely for purposes of Deferred Interest Payments:

(i)    €1.4 billion 4.375% Guaranteed Undated Subordinated Fixed to Floating Rate Callable Bonds, issued on February 17, 2005 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 021 163 7839); and

(ii) $500 million 7.25% Undated Guaranteed Subordinated Bonds, issued on December 10, 2002 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 015 915 0720).

There is no limitation in the Undated Subordinated Bonds on our rights to issue debt securities or guarantees senior to the Undated Subordinated Bonds.

“Junior Security” means any security issued by us which ranks junior to the Undated Subordinated Bonds or any Parity Security (excluding our ordinary shares or cumulative preferred shares), and any security guaranteed by us or for which we have otherwise assumed liability where our obligations under the relevant guarantee or other assumption of liability rank junior to our obligations under the Undated Subordinated Bonds or any Parity Security.

For the purposes of this definition the term “security” shall exclude securities issued to entities forming part of the Allianz Group.

Alternative Payment Mechanism	We may satisfy any interest payment by way of the APM only if and to the extent that we have raised the funds required for the satisfaction of the interest payment by issuing or selling Qualifying APM Securities (as defined below) within six months prior to the relevant Interest Payment Date.

In addition, to the extent permitted, we may satisfy such Deferred Interest Payment through the issuance of PIK on the Deferred Settlement Date. Our obligation to satisfy Deferred Interest Payments by way of the APM shall be subject to certain conditions including, among others, limitations of applicable mandatory German law, the availability of ordinary shares and, in the case of a Mandatorily Deferred Interest Payment, the limitations on issuance set forth below.

We are not obligated, under any circumstances, to issue new shares or sell treasury shares. You understand that we may be prevented by compulsory provisions of German stock corporation law or otherwise from issuing new shares or selling treasury shares.

We may for purposes of satisfying any Mandatorily Deferred Interest Payment, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, in accordance with the APM (i) sell such number of Payment Shares (as defined below) in each calendar year (including the maximum number of shares issued or issuable pursuant to all Qualifying Mandatory Convertibles or Qualifying Warrants as of their respective date of issuance) not exceeding 2.00% of our issued share capital (Grundkapital) at the relevant date; provided that, for the purpose of determining whether or not this limitation has been exceeded, no account shall be taken of any Mandatorily Deferred Interest that was settled within 30 days of being deferred and (ii) sell such number of Payment Securities or utilize PIK to the extent the aggregate principal amount or nominal amount of Payment Securities (together with any Payment Securities previously issued to satisfy any Mandatorily Deferred Interest Payment) and any PIK Amount (together with any previous PIK Amounts utilized to satisfy any Mandatorily Deferred Interest Payment) would not exceed 25% (the “Threshold”) of the initial aggregate principal amount of the Undated Subordinated Bonds; provided further that within this Threshold the aggregate principal amount of Payment Securities which are not qualifying non-cumulative Payment Securities together with the PIK Amount (and any previous principal amounts of Payment Securities which are not qualifying non-cumulative Payment Securities and previous PIK Amounts utilized to satisfy any Mandatorily Deferred Interest Payment) may not exceed 15% (the

“Sub-Threshold”) of the initial aggregate principal amount of the Undated Subordinated Bonds.

We intend to satisfy any Mandatorily Deferred Interest Payment by issuing or selling Qualifying APM Securities. Where we are unable to satisfy the Mandatorily Deferred Interest Payment by issuing or selling Qualifying APM Securities, we intend to utilise PIK up to the Sub-Threshold (as defined above) to the extent permitted by applicable regulatory criteria.

If any Mandatorily Deferred Interest Payment, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, has become due and payable on any Mandatory Deferred Settlement Date (or such longer period which may be caused by the occurrence of a Market Disruption Event) and within a period of one (1) year following such Mandatory Deferred Settlement Date the requirements for the execution of the APM are not met, or (i) if Payment Shares are issued, to the extent the 2.00% threshold applies and would be exceeded or the amount that would be payable exceeds the proceeds from the sale of the Payment Shares and (ii) the Threshold to the extent it applies would be exceeded or, in the case of the aggregate of Payment Securities which are not qualifying non-cumulative Payment Securities and of PIK, the Sub-Threshold to the extent it applies would be exceeded or the amount that would be payable exceeds the proceeds from the sale of Payment Securities or PIK Amounts, as the case may be, our obligation to satisfy the Mandatorily Deferred Interest Payment shall be cancelled to such extent on the first anniversary of the relevant Mandatory Deferred Settlement Date.

If any Optionally Deferred Interest Payment and/or Solvency Deferred Interest Payment has become due and payable on any Mandatory Deferred Settlement Date and within a period of five (5) years following such Mandatory Deferred Settlement Date (or such longer period which may be caused by the occurrence of a Market Disruption Event) the legal requirements for the execution of the APM are not met, or to the extent the amount that would be payable exceeds the proceeds from the sale of Qualifying APM Securities or utilization of PIK, as the case may be, our obligation to satisfy the Optionally Deferred Interest Payment and/or Solvency Deferred Interest Payment shall be cancelled to such extent on the fifth anniversary of the relevant Mandatory Deferred Settlement Date.

If we elect or are required to satisfy any Deferred Interest Payment on the date on which a reason for dissolution pursuant to Section 262, para. 1, of the German Stock Corporation Act (Aktiengesetz) with respect to us exists, but we are unable to apply the APM, our obligations in respect of such unsettled Mandatorily Deferred Interest Payments (only in connection with a Mandatory Deferral Event) shall rank pari passu with our obligations in respect of the principal amount of the Undated Subordinated Bonds in an amount up to the Threshold less all payments made up to such point through the issuance of Payment Securities and/or by utilization of PIK, and the rest of the claim with respect to unpaid Mandatorily Deferred Interest Payments deferred pursuant to a Mandatory Deferral Event will be cancelled.

During a period of at least 12 months following the settlement of a Mandatorily Deferred Interest Payment, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, we will not redeem or purchase (a) any Payment Shares or (b) any other Qualifying APM Securities, the proceeds of which were used to settle any resulting Mandatorily Deferred Interest Payment, other than in connection with (A) in the case of Payment Shares (i) any present or future stock option plan or similar arrangement and (ii) a reclassification of shares or exchange or conversion into shares of another class, or (B) in the case of Payment Shares and any other Qualifying APM Securities, the regular trading and investment activities of our banking, insurance and asset management subsidiaries.

“Qualifying APM Securities” means Payment Shares (including, to the extent available, treasury stock purchased at least six months prior to the relevant Interest Payment Date) and, to the extent permitted under prevailing applicable regulatory criteria, Payment Securities.

“PIK” (Payment in Kind) means to the extent permitted under prevailing applicable regulatory criteria, any increase in the outstanding aggregate principal amount of the Undated Subordinated Bonds by an amount equal to all or part, as the case may be, of the outstanding Deferred Interest Payments (the “PIK Amount”), and the outstanding principal amount of each Undated Subordinated Bond shall be so increased proportionately. For the avoidance of doubt, if PIK is used, it may only be used on an Interest Payment Date and only to settle Deferred Interest Payments.

Market Disruption Event	If, in our opinion, a Market Disruption Event exists on or after the 15th Business Day preceding any date upon which we are due to satisfy a payment using the APM through the sale of Qualifying APM Securities, we may delay making payment to you until the Market Disruption Event no longer exists plus 60 Business Days. This may, among others, result in an extension of either the one year period in respect of Mandatorily Deferred Interest Payments, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, or the five year period in respect of Optionally Deferred Interest Payments and/or Solvency Deferred Interest, as the case may be, following the relevant Mandatory Deferred Settlement Date. No amount shall be payable by way of interest accruing due to the occurrence of a Market Disruption Event.

“Market Disruption Event” means:

•       the occurrence or existence of any temporary suspension of, or limitation imposed on, trading by reason of movements in price exceeding limits permitted by the Frankfurt Stock Exchange or on settlement procedures for transactions in our ordinary shares on the Frankfurt Stock Exchange if, in any such case, that suspension or limitation is, in the opinion of the Issuer, material in the context of the sale of ordinary shares;

•       a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities or acts of war, or an effect of international conditions on the financial markets or currency exchange rates or controls such as to make it, in our opinion, impracticable or inadvisable to proceed with the issue or delivery of Qualifying APM Securities; or

•       where, pursuant to the terms of the Indenture, moneys are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion.

Additional Amounts	All payments of principal and interest in respect of the Undated Subordinated Bonds will be made free and clear of German withholding taxes, unless we are compelled by law to make such withholding or deduction. In the event of such withholding, we will pay additional amounts such that you will receive the same amount as you would have received if no deduction or withholding were required subject to certain customary exceptions.

Substitution or Variation	If a Gross-Up Event, Tax Event or Regulatory Event should occur and continue which would permit us to redeem the Undated Subordinated Bonds, then we may, instead of redeeming the Undated Subordinated Bonds, subject to our being permitted to redeem (Solvency Condition being satisfied) and the German Federal Financial Supervisory Authority or any Successor Authority having given its consent (without any requirement for the consent or approval of the Holders of the Undated Subordinated Bonds) and all required notices (which notice shall be irrevocable) having been given, substitute at any time all (but not some only) of the Undated Subordinated Bonds for, or vary the terms of the Undated Subordinated Bonds so that they remain or become (as the case may be) Qualifying Securities or Qualifying Solvency Securities, and the Trustee shall (subject to the satisfaction of certain conditions) agree to such substitution or variation.

If a Capital Event (as defined below) or Accounting Event (as defined below) should occur and continue, subject to the notice provisions above, and the German Federal Financial Supervisory Authority or any Successor Authority having given its consent, the Issuer may substitute at any time all (but not some only) of the Undated Subordinated Bonds for, or vary the terms of the Undated Subordinated Bonds so that they remain or become (as the case may be) Qualifying Securities and the Trustee shall (subject to the satisfaction of certain conditions) agree to such substitution or variation.

“Qualifying Securities” means securities issued directly or indirectly by us or another issuer wholly-owned by us (which issuer shall have the benefit of a subordinated guarantee from us), in each case, that have terms not materially less favorable to an investor than the terms of the Undated Subordinated Bonds (as reasonably determined by us); provided that (1) they shall contain terms which comply with the then current requirements in relation to an instrument with at least the equivalent regulatory capital treatment as the Undated Subordinated Bonds of the German Federal Financial Supervisory Authority or any Successor Authority, (2) they shall include terms which provide for the same aggregate principal amount, interest payment dates, maturity, rates of interest, redemption dates, and denominations applying to the

Undated Subordinated Bonds, (3) they shall rank at least pari passu with the Undated Subordinated Bonds, (4) such securities shall be SEC-registered and listed on the New York Stock Exchange; (5) if not issued by us, such securities shall be fully and unconditionally guaranteed by us on a subordinated basis at least equal to the ranking of the Undated Subordinated Bonds, and (6) such securities shall preserve any existing rights under the Undated Subordinated Bonds to any Deferred Interest Payments or any other accrued interest which has not been satisfied, except that such securities need not necessarily include provisions analogous to the APM.

“Qualifying Solvency Securities” means securities issued directly or indirectly by us or another issuer wholly-owned by us (which issuer shall have the benefit of a subordinated guarantee from us), in each case, that have terms not materially less favorable to an investor than the terms of the Undated Subordinated Bonds (as reasonably determined by the Issuer); provided that (1) they shall contain terms which comply with the then current requirements in relation to any instrument which will qualify towards regulatory solvency capital of the German Federal Financial Supervisory Authority or any Successor Authority, (2) they shall include terms which provide for the same aggregate principal amount, interest payment dates, maturity, rates of interest, redemption dates, and denominations applying to the Undated Subordinated Bonds, (3) they shall rank senior to, or pari passu with, the Undated Subordinated Bonds, (4) such securities shall be SEC-registered and listed on the New York Stock Exchange; (5) if not issued by us, such securities shall be fully and unconditionally guaranteed by us on a subordinated basis at least equal to the ranking of the Undated Subordinated Bonds, and (6) such securities shall preserve any existing rights under the Undated Subordinated Bonds to any Deferred Interest Payment or any other accrued interest which has not been satisfied, except that such securities need not include provisions analogous to the APM.

In addition, it shall be provided in each case, that (a) we have received the written opinion of a nationally recognized law firm in the United States that (i) to the extent that interest payments on the Undated Subordinated Bonds are eligible to be treated as “qualified dividend income” as described under “Taxation — United States Taxation — Taxation of Dividends” by a particular Holder immediately prior to the substitution or variation date, reinvestment in such Qualifying Securities or Qualifying Solvency Securities, as the case may be, will not adversely affect the “qualified dividend income” eligibility for purposes of Section 1(h)(11) of the Internal Revenue Code of 1986, as amended (or any successor legislation), of interest payments on the Undated Subordinated Bonds and (ii) such substitution or variation will not cause the holders thereof to recognize gain or loss for U.S. federal income tax purposes and (b) such substitution or variation does not result in a Gross-Up Event, a Tax Event or a Regulatory Event.

“Accounting Event” means that an opinion of a recognized accounting firm has been delivered to us, stating that our obligations in respect of the Undated Subordinated Bonds must not or must no longer be recorded as liabilities on our balance sheet prepared in accordance with Applicable Accounting Standards for purposes of our published annual financial statements and this cannot be avoided by us taking such reasonable measures as we (acting in good faith) deem appropriate. With respect to an Accounting Event, we will deliver an applicable opinion to the Trustee.

“Capital Event” means a change by an internationally recognized statistical rating organization to its equity credit criteria, or the interpretation or application thereof, for securities such as the Undated Subordinated Bonds, as such criteria are in effect on the date hereof (the “Current Criteria”), which change results in a lower equity credit being given to the Undated Subordinated Bonds as of the date of such change than the equity credit that would have been assigned to the Undated Subordinated Bonds as of the date of such change by such internationally recognized statistical rating organization pursuant to its current criteria.

Remedy for Non-Payment	There are no rights on the part of the Holders or the Trustee to accelerate the payment of the Undated Subordinated Bonds.

In the event that we should breach our obligations under the Undated Subordinated Bonds, including any obligation to make a payment on a Compulsory Interest Payment Date or to make a payment on any Undated Subordinated Bonds called for redemption, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums so due and unpaid or a bankruptcy proceeding in Germany, but the Trustee may not declare the principal amount of any outstanding Undated Subordinated Bonds to be due and payable. Holders of the Undated Subordinated Bonds have the absolute and unconditional right to institute suit for the enforcement of any payment when due, and such right may not be impaired without the consent of the Holder as provided in the Indenture. In addition, to the extent the Trustee is not permitted to pursue the remedies provided for above as a matter of German law, the Holder of the Undated Subordinated Bonds may pursue such remedies in accordance with the terms of the Indenture.

Governing Law	The Undated Subordinated Bonds and the related Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions, the waiver of rights of set-off, the absence of security of any kind in respect of the rights of Holders of the Undated Subordinated Bonds and obligations to return payments made early on the Undated Subordinated Bonds in certain circumstances included in the Undated Subordinated Bonds will be governed by and construed in accordance with the laws of Germany.

Listing	NYSE

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the Allianz Group’s ratio of earnings to fixed charges, computed in accordance with IFRS, for the three months ended March 31, 2008 and for the years ended December 31, 2007, 2006, 2005, 2004 and 2003:

Three Months Ended	Years Ended December 31,
March 31, 2008	2007	2006	2005	2004	2003

2.0	2.7	2.7	2.2	1.9	1.5

The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” means income before income taxes and minority interest in earnings before fixed charges. “Fixed charges” means interest expense plus the interest components of rental expenses. If “fixed charges” also included the interest component of net periodic benefit cost, which amount is only available at year-end, the Allianz Group’s ratio of earnings to fixed charges for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 is as shown in the table below and is included in the 2007 Form 20-F:

Years Ended December 31,
2007	2006	2005	2004	2003

2.5	2.6	2.1	1.8	1.5

RISK FACTORS

Investing in the Undated Subordinated Bonds using this prospectus supplement and the accompanying prospectus involves risk. We urge you to carefully review the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before you decide to buy the Undated Subordinated Bonds. In particular, you should review the risks related to the Allianz Group’s business beginning on page 6 of our 2007 Form 20-F, which is incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the price and liquidity of the Undated Subordinated Bonds could decline, in which case you may lose all or part of your investment.

Risks Relating to an Investment in the Undated Subordinated Bonds

The Undated Subordinated Bonds have no scheduled maturity, and you do not have the right to redeem or otherwise accelerate the Undated Subordinated Bonds

The Undated Subordinated Bonds are perpetual securities and have no fixed maturity date or redemption date. We are under no obligation to redeem the Undated Subordinated Bonds at any time, and you have no right to call for their redemption or otherwise accelerate their maturity if there is a default under the Undated Subordinated Bonds.

The Undated Subordinated Bonds may be redeemed in certain circumstances and at our option at any time on and after June 15, 2013, and such redemption might occur when prevailing interest rates are low

If certain specified tax or regulatory events occur, and certain other conditions are satisfied, the Undated Subordinated Bonds could be redeemed at any time in whole but not in part at our option. These circumstances are summarized under “Description of the Undated Subordinated Bonds — Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event.” Additionally, the Undated Subordinated Bonds may be redeemed by us, in whole or in part, on June 15, 2013 (the “First Call Date”), and at any time thereafter.

Any such redemption will require that the Solvency Condition be met as well as the approval of the German Federal Financial Supervisory Authority or a Successor Authority. You should assume that the redemption option exercisable on the First Call Date and at any time thereafter will be exercised if we are able to refinance at a lower cost of funding or it is otherwise in our interest to redeem the Undated Subordinated Bonds. See “Description of the Undated Subordinated Bonds — Optional Redemption.” If the Undated Subordinated Bonds are redeemed, you may only be able to reinvest the redemption proceeds in securities with a lower yield.

We are not prohibited from issuing further debt which ranks senior to or pari passu with the Undated
Subordinated Bonds

There is no restriction on the amount or type of liabilities which we may issue or guarantee which rank senior to the Undated Subordinated Bonds or on the amount or type of liabilities which we may issue or guarantee which rank pari passu with the Undated Subordinated Bonds. The occurrence of such event may reduce the amount recoverable by you on a liquidation, dissolution, insolvency, composition or other proceeding for the avoidance of insolvency of, or against, us or may increase the likelihood that we may elect to defer payments of interest under the Undated Subordinated Bonds.

We are not required to pay you under the Undated Subordinated Bonds unless we first make other required payments

The Undated Subordinated Bonds will be our unsecured and undated subordinated obligations. Until all Outstanding Perpetual Liabilities (as defined herein) have been redeemed or discharged in full, the Undated Subordinated Bonds will rank at least pari passu with all of our other unsecured and undated subordinated obligations, except for any subordinated obligation required to be preferred by law. If certain events of liquidation, dissolution or insolvency should occur against us, your claims under the Undated Subordinated Bonds will be satisfied after (but only after) the claims of all of our unsubordinated and dated subordinated creditors together with any subordinated obligations required to be preferred by law. In any such event, you will not receive any amounts payable in respect of the Undated Subordinated Bonds until the claims of all such unsubordinated and dated subordinated liabilities have first been satisfied in full.

Once all Outstanding Perpetual Liabilities have been redeemed or discharged in full, if certain events of liquidation, dissolution or insolvency should occur against us, our obligations under the Undated Subordinated Bonds will be subordinated to the claims of all of our unsubordinated and dated subordinated creditors (except for dated subordinated obligations expressly ranking pari passu with, or junior to, the Undated Subordinated Bonds) and any undated subordinated obligations expressly ranking senior to the Undated Subordinated Bonds. In any such event, you will not receive any amounts payable in respect of the Undated Subordinated Bonds until the claims of all such unsubordinated and dated subordinated liabilities (except for dated subordinated obligations expressly ranking pari passu with, or junior to, the Undated Subordinated Bonds) and undated subordinated obligations expressly ranking senior to the Undated Subordinated Bonds have first been satisfied in full.

We may decide to defer interest payments on the Undated Subordinated Bonds, and, in certain circumstances, interest payments may be cancelled in total

You should be aware that, subject to the Solvency Condition being met and no Mandatory Deferral Event having occurred or continuing, we may, with respect to each Interest Payment Date, elect in our discretion to defer the interest by giving not less than three (3) Business Days prior notice, if up to the 10th Business Day preceding such Interest Payment Date no payment has been made on any Junior Security and no dividend, other distribution or payment was declared in respect of any class of Allianz shares at our ordinary General Meeting of shareholders (ordentliche Hauptversammlung) immediately preceding that Interest Payment Date, and no payment on account of the balance sheet profit has been made since that ordinary General Meeting of shareholders.

We may elect in our discretion to satisfy any interest payment we do not defer on the Interest Payment Date with funds raised prior to the Interest Payment Date by way of the APM.

You will not receive any additional interest or compensation for the optional deferral of payment of interest. You should be aware that under certain circumstances a payment of interest may be cancelled in total.

Upon the occurrence of certain events, we may be required to defer interest payments on the Undated Subordinated Bonds, and, in certain circumstances, interest payments may be cancelled in total

You should be aware that if on an Interest Payment Date the Solvency Condition is not met, then we will be required to defer all or part of such interest which accrued during the Interest Period to but excluding such Interest Payment Date, unless we elect in our discretion to satisfy on the Interest Payment Date such interest with funds raised prior to the Interest Payment Date by way of the APM.

If on an Interest Payment Date a Mandatory Deferral Event has occurred, then we will be required to defer any Excess Amount. If we are required to defer a payment of interest following the occurrence of a Mandatory Deferral Event on an Interest Payment Date, then we will also be required to defer on one or more subsequent Interest Payment Dates the interest that would otherwise be due on such Interest Payment Dates until the Mandatory Deferral Event has been cured.

You will not receive any additional interest or compensation for the mandatory deferral of payment. You should be aware that under certain circumstances a payment of interest may be cancelled in total.

You may not receive any interest payments that have been deferred, and interest payments may be cancelled if we are unable to sell shares or other securities ranking junior to or pari passu with the Undated
Subordinated Bonds

Our obligation to pay Deferred Interest Payments is subject to the condition that these payments can only be settled by way of the APM. The APM may only be used if and to the extent that we have raised the funds required for the satisfaction of the interest payments by issuing or selling Qualifying APM Securities within certain specified time periods, which includes the issuance and sale of Payment Shares (which are existing or newly issued shares of ours or existing or newly issued Qualifying Mandatory Convertibles and Qualifying Warrants) and of Payment Securities (which are securities that constitute regulatory capital (Eigenmittel) ranking at least equal in status with the Undated Subordinated Bonds). In addition and to the extent permitted under prevailing applicable regulatory criteria, in certain circumstances we may utilize PIK (that is, through the increase in the outstanding aggregate principal amount of the Undated Subordinated Bonds by an amount equal to all or part of the outstanding Deferred Interest Payments) to cover Deferred Interest Payments. In certain cases, our obligation to pay Deferred Interest Payments may be cancelled if we have not been able to use (or are unable to use) the APM to satisfy such payments.

There are limitations on using the APM, including that in the case of delivery of cash from the issuance of Payment Shares or Payment Securities in connection with the satisfaction of any interest payment, such shares or securities must have been issued during the period from and including the date falling six months prior to the relevant Deferred Settlement Date to but excluding the date which falls one year or five years, as the case may be, following the relevant Deferred Settlement Date (these are the dates on which Mandatorily Deferred Interest Payments or Optionally Deferred Interest Payments, respectively, become due). In addition, in accordance with mandatory provisions of German stock corporation law, we (i) may not use existing treasury shares for the purposes of the APM unless our Board of Management (Vorstand) is authorized to use treasury shares for such purpose and (ii) may issue new shares only pursuant to an authorization in our articles of association (authorized capital, or genehmigtes Kapital) and only if our Board of Management is not subject to any restriction with respect to issuing such new shares for purposes of the APM and our Supervisory Board (Aufsichtsrat) has consented to the issuance of such new shares. For more information on these and other limitations, see “Description of the Undated Subordinated Bonds — Alternative Payment Mechanism.”

In the case of a Mandatorily Deferred Interest Payment triggered by a Mandatory Deferral Event, the use of the APM is subject to additional limitations. Both the issuance and sale of Payment Shares and Payment Securities and the utilization of PIK to satisfy such Mandatorily Deferred Interest Payment may only be used to the extent that the number of Payment Shares (including the maximum number of shares issued or issuable pursuant to all Qualifying Mandatory Convertibles or Qualifying Warrants as of their respective date of issuance) or the aggregate principal amount or nominal amount of Payment Securities (including, in certain cases, Payment Securities which are not qualifying non-cumulative Payment Securities) and any PIK Amount do not exceed certain thresholds. If these thresholds are exceeded, under certain circumstances, our obligations to pay such Deferred Interest Payments will be cancelled. For more information on these additional limitations, see “Description of the Undated Subordinated Bonds — Alternative Payment Mechanism.”

If we elect or are required to satisfy any Deferred Interest Payment on the date on which a reason for dissolution pursuant to Section 262, para. 1, of the German Stock Corporation Act (Aktiengesetz) with respect to us exists, but we are unable to apply the APM, our obligations in respect of such unsettled Mandatorily Deferred Interest Payments (only in connection with a Mandatory Deferral Event) shall rank pari passu with our obligations in respect of the principal amount of the Undated Subordinated Bonds in an amount up to the Threshold not previously used as described further under “Description of the Undated Subordinated Bonds — Alternative Payment Mechanism.”

The U.S. Tax Treatment of certain U.S. investors will be adversely affected if proposed U.S. legislation is enacted

Subject to the limitations described below in “Taxation — United States Taxation,” the interest received by certain individuals subject to U.S. federal income taxation is expected to be treated for U.S. federal income tax purposes as dividends subject to tax at a maximum tax rate of 15% if the dividends are “qualified dividend income” and are received before January 1, 2011. A legislative proposal introduced in the U.S. Congress in 2007 generally would, if enacted, deny qualified dividend income treatment to interest payments on the Undated Subordinated Bonds received after the date of enactment. It is not possible to predict whether or in what form this proposal may be enacted into law.

The Undated Subordinated Bonds are a new issue of securities, and there is no assurance that a trading market will exist or that it will be liquid

The Undated Subordinated Bonds are a new issue of securities and have no established trading market. Although application will be made to list the Undated Subordinated Bonds on the New York Stock Exchange, there can be no assurance that an active trading market will develop. Even if an active trading market does develop, no one, including the underwriters, is required to maintain its liquidity. The liquidity and the market prices for the Undated Subordinated Bonds can be expected to vary with changes in market and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities.

The Undated Subordinated Bonds are subject to interest rate risk

The Undated Subordinated Bonds will carry a fixed interest rate. A holder of a security with a fixed interest rate is exposed to the risk that the price of such security falls as a result of changes in the current interest rate (e.g., if the market rates are higher than the coupon) in the capital markets (the “Market Interest Rate”). While the normal interest rate of a bond or note with a fixed interest rate is fixed during the life of such security or during a certain period of time, the Market Interest Rate typically could change on a daily basis. As the Market Interest Rate changes, the price of such security changes in the opposite direction. If the Market Interest Rate increases, the price of such security typically falls. If the Market Interest Rate falls, the price of a security with a fixed interest rate typically increases. Movements of the Market Interest Rate can adversely affect the market price of the Undated Subordinated Bonds and could lead to losses for you if you were to sell the Undated Subordinated Bonds.

There are limitations on the remedies available to you and the Trustee should we fail to pay amounts due on the Undated Subordinated Bonds

There are no rights on the part of you or the Trustee to accelerate the payment of the Undated Subordinated Bonds. In the event that we should breach our obligations under the Undated Subordinated Bonds, including any obligation to make a payment on a Compulsory Interest Payment Date or to make a payment on any Undated Subordinated Bonds called for redemption, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums so due and unpaid or a bankruptcy proceeding in Germany, but the Trustee may not declare the principal amount of any outstanding Undated Subordinated Bonds to be due and payable. See “Description of the Undated Subordinated Bonds — Limitation on Remedies.”

We may defer payments on the Undated Subordinated Bonds if a Market Disruption Event Occurs

If, following our decision to satisfy a payment using the APM, in our opinion, a Market Disruption Event exists, such payment may be deferred until the cessation of such market disruption, as more fully described under “Description of the Undated Subordinated Bonds — Market Disruption Event.”

You will be deemed to have waived all rights of set-off

Subject to applicable law, you may not exercise or claim any right of set-off in respect of any amount we owe you arising under or in connection with the Undated Subordinated Bonds, and you will be deemed to have waived all such rights of set-off.

If the Allianz Group’s financial condition were to deteriorate, you could lose all or a part of your investment

If the Allianz Group’s financial condition were to deteriorate, we could be required or elect to suspend distributions or other payments under the Undated Subordinated Bonds and you may not receive any distributions or other payments at that time or in the future. If the Allianz Group liquidates, dissolves or winds up, you could lose all or a part of your investment.

You may not be entitled to receive U.S. dollars in a winding-up

If any Holder of the Undated Subordinated Bonds is entitled to any recovery with respect to the Undated Subordinated Bonds in any winding-up, the Holder of the Undated Subordinated Bonds might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in euro or any other lawful currency of Germany. In addition, under current German law, our liability to Holders of the Undated Subordinated Bonds would have to be converted into euro or any other lawful currency of Germany at a date close to the commencement of proceedings against us and Holders of the Undated Subordinated Bonds would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.

The ratings on the Undated Subordinated Bonds could be lowered

We expect that S&P will assign a rating to the Undated Subordinated Bonds of “A+” and that Moody’s will assign a rating to the Undated Subordinated Bonds of “A3”. In addition, other rating agencies may assign credit ratings to the Undated Subordinated Bonds with or without any solicitation from us and without any provision of information from us. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. There is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings, the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in the ratings assigned to us, our subsidiaries or any of our securities could adversely affect the price and liquidity of the Undated Subordinated Bonds.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F with, and furnish other reports and information on Form 6-K to, the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document that we file with, or furnish to, the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We have filed a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC covering the Undated Subordinated Bonds. For further information on the Undated Subordinated Bonds, you should review our registration statement and its exhibits.

The principal trading market for Allianz’s ordinary shares is the Frankfurt Stock Exchange. The ordinary shares also trade on other German stock exchanges in Berlin-Bremen, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart, as well as the stock exchanges in London, Paris, Zürich and Milan. Allianz’s American Depository Shares, referred to as ADSs, and each representing one-tenth of one ordinary share of Allianz, trade on the New York Stock Exchange under the symbol “AZ.” You can consult reports and other information about Allianz at the New York Stock Exchange Inc., 20 Broad Street, New York, New York.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file or furnish to them, which means:

•	incorporated documents are considered a part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically be considered to update and supersede information in this prospectus supplement and information previously incorporated by reference herein.

We incorporate by reference the documents listed below, which we filed with or furnished to the SEC:

•	Annual Report on Form 20-F for the year ended December 31, 2007 (the “2007 Form 20-F”), filed on March 20, 2008;

•	Our Current Report on Form 6-K (the “2008 First Quarter Form 6-K”) filed on May 15, 2008, except for references therein to “consolidated operating profit” and operating profit as it relates to the Allianz Group, including the tables entitled “operating profit” on pages 2 and 4 of such report and the section entitled “Reconciliation of Consolidated Operating Profit and Income before Income Taxes and Minority Interests in Earnings,” “return on risk adjusted capital” (or “RoRAC”) and any other non-GAAP financial measure, as such term is defined under Regulation G of the Securities Act; and

•	Our Current Report on Form 6-K filed on May 30, 2008.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as any Form 6-K furnished to the SEC to the extent such Form 6-K expressly states that we incorporate such form by reference into this prospectus supplement, until this offering is completed.

You may also request a copy of documents incorporated by reference at no cost, by writing, by telephone or by e-mail or website (the information found on our website is not part of this prospectus supplement):

Allianz SE
Attention: Investor Relations
Königinstrasse 28
80802 Munich, Germany
Tel: +(49) (89) 38000
E-Mail: investor.relations@allianz.com
Website: www.allianz.com

We present the financial statement amounts in this prospectus supplement and the accompanying prospectus, in our 2007 Form 20-F and in our 2008 First Quarter Form 6-K in accordance with International Financial Reporting

Standards (“IFRS”) as adopted by the European Union (“EU”) in accordance with clause 315(a) of the German Commercial Code. The consolidated financial statements of the Allianz Group have also been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). The Allianz Group’s application of IFRS results in no differences between IFRS as adopted by the EU and IFRS as issued by the IASB.

You should rely only upon the information provided in this document or incorporated into this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than that on the front cover of this document and the various dates of the documents incorporated by reference herein.

ENFORCEABILITY OF CIVIL LIABILITIES

Allianz is a European Company (Societas Europaea, or SE) incorporated in the Federal Republic of Germany and organized under the laws of the Federal Republic of Germany and the European Union. Many of the directors and officers of Allianz, and some of the experts named in this document, are not citizens or residents of the United States, and all or a substantial part of the assets of these persons may be located outside the United States. Also, a large part of the assets of Allianz are located outside the United States. As a result, it may be difficult for investors to effect service of process on such persons within the United States. It may also be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Germany, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

USE OF PROCEEDS

The net proceeds of the issuance of the Undated Subordinated Bonds, after payment of underwriting discount of $53,563,185 and other fees and expenses related to the offering of $915,775, are expected to be approximately $1,695,521,040 (assuming no exercise of the underwriters’ overallotment option). We intend to use the net proceeds of the issue and sale of the Undated Subordinated Bonds for general corporate purposes of the Allianz Group and to further strengthen our capital base. See “Capitalization” below.

CAPITALIZATION

The following table sets forth the Allianz Group’s capitalization as of March 31, 2008 and as adjusted to give effect to the issuance of the Undated Subordinated Bonds offered hereby (assuming no exercise of the underwriters’ overallotment option). This table should be read in conjunction with “Selected Consolidated Financial Data” and “Operating and Financial Review and Prospects” in our 2007 Form 20-F, our consolidated financial statements and unaudited interim condensed consolidated financial statements and the related notes, and other financial information appearing elsewhere or incorporated by reference into this prospectus supplement.

	As of March 31, 2008(1)
			As adjusted
			for the Undated Subordinated
	Actual		Bonds
	EUR	USD(2)	EUR	USD(2)
		(In millions)

Participation certificates and subordinated liabilities(3)	14,877	23,403	15,990	25,153
Thereof:
Subordinated bonds(3),(4)	6,832	10,747	7,945	12,497
Certificated liabilities	36,453	57,344	36,453	57,344
Equity
Issued capital	1,158	1,822	1,158	1,822
Capital reserve	27,366	43,049	27,366	43,049
Revenue reserves	13,747	21,625	13,747	21,625
Treasury shares	(376)	(591)	(376)	(591)
Foreign currency translation adjustments	(4,486)	(7,057)	(4,486)	(7,057)
Unrealized gains and losses (net)	7,572	11,912	7,572	11,912
Shareholders’ equity	44,981	70,760	44,981	70,760
Minority interests	3,507	5,516	3,507	5,516
Total equity	48,488	76,276	48,488	76,276

Total capitalization	99,818	157,023	100,931	158,773

(1)	Except as disclosed herein, since March 31, 2008, there has not been a material adverse change in our capitalization.

(2)	Amounts given in Euros have been translated for convenience only into U.S. dollars at the rate of $1.5731 = €1.00, the noon buying rate in New York for cable transfers in Euros certified by the Federal Reserve Bank of New York for customs purposes on May 27, 2008.

(3)	As adjusted columns include the Undated Subordinated Bonds offered hereby (assuming no exercise of the underwriters’ overallotment option).

(4)	Includes subordinated bonds issued by Allianz Finance B.V. and Allianz Finance II B.V. and guaranteed by Allianz.

The following description is only a summary and does not describe every aspect of the Undated Subordinated Bonds or the Indenture. Therefore, it may not contain all of the information that is important to you as a potential purchaser of the Undated Subordinated Bonds. If you purchase the Undated Subordinated Bonds, your rights will be determined by the Undated Subordinated Bonds, the Indenture and the Trust Indenture Act of 1939. In light of this, you should read the Indenture and the form of Undated Subordinated Bond filed with the SEC before making an investment decision.

DESCRIPTION OF THE UNDATED SUBORDINATED BONDS

General

Allianz SE (“we”, “our” or the “Issuer”) will issue the 8.375% Undated Subordinated Callable Bonds (the “Undated Subordinated Bonds”) under a subordinated indenture to be dated as of June 10, 2008 among the Issuer and The Bank of New York, as trustee (the “Trustee”), as supplemented by a supplemental indenture with respect to the Undated Subordinated Bonds among the same parties dated as of June 10, 2008 (collectively, the “Indenture”). The terms of the Undated Subordinated Bonds include those stated in the Indenture.

The following summary description of the material terms of the Indenture supplements the description of certain terms and provisions of the debt securities of any series set forth in the accompanying prospectus under “Description of Debt Securities and Guarantees We May Offer”. Together with the terms contained in the accompanying prospectus, the terms described herein constitute a description of the material terms of the Indenture. In cases of inconsistency between the terms described herein and the relevant terms described in the prospectus, the terms presented herein will apply and replace those described in the accompanying prospectus.

The Undated Subordinated Bonds will constitute unsecured and subordinated obligations of the Issuer ranking pari passu among themselves.

Until all Outstanding Perpetual Liabilities have been redeemed or discharged in full, the Undated Subordinated Bonds will rank at least pari passu with all other unsecured and undated subordinated obligations of the Issuer, except for any subordinated obligation required to be preferred by law. If certain events of liquidation, dissolution or insolvency should occur against the Issuer, your claims under the Undated Subordinated Bonds will be satisfied after (but only after) the claims of all of the Issuer’s unsubordinated and dated subordinated creditors together with any subordinated obligations required to be preferred by law (hereinafter referred to as “Initial Senior Debt”). In any such event, you will not receive any amounts payable in respect of the Undated Subordinated Bonds until the claims of all Initial Senior Debt have first been satisfied in full.

Once all Outstanding Perpetual Liabilities have been redeemed or discharged in full, if certain events of liquidation, dissolution or insolvency should occur against the Issuer, the obligations of the Issuer under the Undated Subordinated Bonds will be subordinated to the claims of all unsubordinated and dated subordinated creditors of the Issuer (except for dated subordinated obligations expressly ranking pari passu with, or junior to, the Undated Subordinated Bonds) and any undated subordinated obligations expressly ranking senior to the Undated Subordinated Bonds (hereinafter referred to as “Subsequent Senior Debt” and together with Initial Senior Debt, “Senior Debt”). In any such event, you will not receive any amounts payable in respect of the Undated Subordinated Bonds until the claims of all Subsequent Senior Debt have first been satisfied in full.

No security of any kind is, or will at any time be, provided by the Issuer or any other person to secure your rights under the Undated Subordinated Bonds. No subsequent agreement may limit the subordination, provide for any fixed maturity date or shorten any applicable notice period (Kündigungsfrist) in respect of the Undated Subordinated Bonds. If the Undated Subordinated Bonds are redeemed early, the amounts redeemed must be returned to the Issuer irrespective of any agreement to the contrary unless the Issuer has been dissolved or such amounts have been replaced by other at least equivalent regulatory capital (Eigenmittel) of at least equal status or if the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any Successor Authority has given its consent to the redemption.

You may not set off any claims arising under the Undated Subordinated Bonds against claims that we may have against you. We may set off against any of your claims under the Undated Subordinated Bonds only if such amounts have been replaced by other at least equivalent regulatory capital (Eigenmittel) of at least equal status or if the German Federal Financial Supervisory Authority or any Successor Authority has given its consent to the set-off, and subject to the Solvency Condition (as defined below) being met.

The Indenture does not contain any restrictions on our ability to (i) pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our share capital or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities, including any such share capital and debt securities that rank pari passu with or junior to the Undated Subordinated Bonds, or make any guarantee payments with respect to any other guarantee by us of debt securities of any of our subsidiaries including any such debt securities that rank pari passu with or junior to the Undated Subordinated Bonds. The Indenture will also not limit our ability to incur additional indebtedness or to provide guarantees that are senior to the Undated Subordinated Bonds.

Form of Undated Subordinated Bonds

The Undated Subordinated Bonds will be issued in fully registered form, without coupons, in the form of beneficial interests in one or more global securities (each, a “Global Note”). The Undated Subordinated Bonds will be issued in denominations of US$25 and integral multiples thereof. The Undated Subordinated Bonds will be issued as global securities registered in the name of Cede & Co., as nominee for DTC. Please read “— Book-entry System; Delivery and Form” for more information about the form of the Undated Subordinated Bonds and their clearance and settlement.

Interest Payments

Interest on the Undated Subordinated Bonds will start to accrue from June 10, 2008 and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, at a rate of 8.375% per annum, commencing on September 15, 2008 (calculated on a 30/360 day basis) with equal payments for any full Interest Period. Each such date is an “Interest Payment Date.” If any Interest Payment Date is not a Business Day, interest will be payable on the next succeeding Business Day without any additional interest or payment in respect of such delay.

The regular record dates for each Interest Payment Date will be March 1, June 1, September 1 and December 1, whether or not a Business Day.

Each period from and including an Interest Payment Date or the Issue Date, as applicable, to but not including the next Interest Payment Date is an “Interest Period.”

The Undated Subordinated Bonds shall cease to bear interest from the end of the day preceding the day on which they become due for redemption. If we fail to redeem the Undated Subordinated Bonds when due, interest shall continue to accrue on the outstanding principal amount of the Undated Subordinated Bonds beyond the due date until the end of the day preceding the day of the actual redemption of the Undated Subordinated Bonds. The applicable rate of interest will be determined as set forth below. If however, a redemption date falls on the day that is not a Business Day, the payment will be made on the next succeeding Business Day without any additional interest or payment in respect of such delay.

Payments

Payments of any amounts in respect of any Undated Subordinated Bonds represented by global securities will be made by the Trustee to DTC. Any such payments of interest and certain other payments on or in respect of the Undated Subordinated Bonds will be in U.S. dollars and will be calculated by the Trustee or such other agent as we may appoint.

Payments and Optional Deferral of Interest Payments

Optional Payment. Subject to the Solvency Condition being met and no Mandatory Deferral Event having occurred or continuing, we may, on each Optional Interest Payment Date, elect in our discretion to make such payment of interest in cash or to defer the payment of interest by giving not less than three (3) Business Days notice prior to the Optional Interest Payment Date. In this case any such deferred interest will constitute an “Optionally Deferred Interest Payment.” We may elect in our discretion to satisfy any interest payment we do not defer on the Interest Payment Date with funds raised prior to the relevant Interest Payment Date by way of the Alternative Payment Mechanism (“APM”). See “— Alternative Payment Mechanism.”

An “Optional Interest Payment Date” occurs if up to the end of the 10th Business Day preceding such Interest Payment Date (the “Calculation Date”):

•	no dividend, other distribution or payment was declared in respect of any class of our shares at our ordinary General Meeting of shareholders (ordentliche Hauptversammlung) immediately preceding that Interest Payment Date;

•	no payment on account of the balance sheet profit has been made since such ordinary General Meeting of shareholders (ordentliche Hauptversammlung); and

•	we have not made any payment of interest or any deferred payment on any Junior Security as described under “Compulsory Interest Payment Date” below.

If we elect to defer an interest payment on an Optional Interest Payment Date, we shall not have any obligation to make such interest payment on the relevant Optional Interest Payment Date and the failure to pay such interest shall not constitute a default or any other breach of obligations under the Undated Subordinated Bonds or the Indenture or for any other purpose.

Optionally Deferred Interest Payments shall not themselves bear interest.

Compulsory Payment. Subject to the Solvency Condition being met and no Mandatory Deferral Event having occurred or continuing, interest which accrues during any Interest Period to but excluding a Compulsory Interest Payment Date will be payable in cash on that Compulsory Interest Payment Date. We may elect in our discretion to satisfy such interest payment on such Interest Payment Date with funds raised prior to the Interest Payment Date by way of the APM.

“Compulsory Interest Payment Date” means any Interest Payment Date which is not an Optional Interest Payment Date; provided that, in the case of a Compulsory Interest Payment Date that is the result of a payment under the third circumstance described above in the definition of “Optional Interest Payment Date,” Compulsory Interest Payment Date shall mean the next four consecutive Interest Payment Dates, in the case of an annual pay Junior Security, the next two consecutive Interest Payment Dates, in the case of a semi-annual pay Junior Security and the next Interest Payment Date, in the case of a quarterly pay Junior Security, unless there shall be a breach of the Solvency Condition or a Mandatory Deferral Event which shall occur or be continuing on any such Compulsory Interest Payment Date.

Mandatory Deferral of Interest Payments

Mandatory Deferral if Solvency Condition Not Met. If, on an Interest Payment Date the Solvency Condition is not or would not be met, then we will be required to defer interest that accrues during the Interest Period to but excluding such Interest Payment Date (provided that in the case where the payment of such interest would itself cause a breach of the Solvency Condition, we will be required to defer the payment of the Solvency Shortfall (as defined below) only), unless we elect in our discretion to satisfy on the Interest Payment Date such interest with funds raised prior to the Interest Payment Date by way of the APM.

Such deferred interest will constitute a “Solvency Deferred Interest Payment.”

“Solvency Shortfall” means the portion of the interest payment that would cause a breach of the Solvency Condition.

The “Solvency Condition” will be met if:

•	the Issuer and the Allianz Group have appropriate funds to cover the required minimum solvency margin (or a comparable term in case of a change in applicable rules) in accordance with the provisions of German insurance regulatory law (for group solvency or single solvency purposes or the solvency pursuant to the regulation for financial conglomerates) and generally recognized administrative practice, if any, of the German Federal Financial Supervisory Authority or any Successor Authority applicable at that time, and such funds would not, as a result of a full or partial interest payment or redemption payment that would otherwise be due on such Interest Payment Date or date of redemption, as the case may be, fall below the required minimum solvency margin;

•	no order by the German Federal Financial Supervisory Authority or any Successor Authority is in effect prohibiting us from making interest payments, other distributions or redemptions (including to the holders of any Parity Security or Junior Security);

•	we are able to pay our debts owed to our Senior Creditors as they fall due; and

•	our Assets exceed our Liabilities (other than Liabilities to persons who are not Senior Creditors).

With respect to the Solvency Condition, references to “we”, “us” and “our” refer to Allianz SE. References to “we”, “us” and “our” elsewhere in this document may refer to Allianz SE and its consolidated subsidiaries if the context so requires.

Mandatory Deferral if a Mandatory Deferral Event Occurs. If, on an Interest Payment Date, a Mandatory Deferral Event has occurred, then we will be required to defer any Excess Amount.

A “Mandatory Deferral Event” will occur on an Interest Payment Date, if up to the end of the Calculation Date:

•	our Accumulated Quarters’ Net Income for the four-quarter period ending on the quarter that is two quarters prior to the most recently completed and published quarter is less than or equal to zero; and

•	the Adjusted Shareholders’ Equity Amount as at the end of the quarter that is two quarters before the most recently completed and published quarter has declined by 10% or more as compared to the Adjusted Shareholders’ Equity Amount as at the end of the quarter that is ten quarters prior to our most recently completed and published quarter (the “Benchmark Quarter”); and

•	our Adjusted Capital Amount at the end of the most recently completed and published quarter has declined by more than 10% as compared to the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter.

For the purposes of the foregoing:

“Accumulated Quarters’ Net Income” means, as at the end of any quarter, the sum of our consolidated net income, as determined in accordance with Applicable Accounting Standards, for the four quarters ending as of the last day of such quarter.

“Adjusted Capital Amount” means the Adjusted Shareholders’ Equity Amount plus Qualifying Mandatory Convertibles.

“Adjusted Shareholders’ Equity Amount” means, as at the end of any quarter, the shareholders’ equity before minority interests as reflected in our consolidated balance sheet for such quarter end, as determined in accordance with the Applicable Accounting Standards, minus foreign currency translation adjustments and unrealized gains and losses (net) as reflected on such consolidated balance sheet.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted by the European Union (IFRS) as applicable at the relevant dates and for the relevant periods, or other accounting principles generally accepted in Germany and applied by us which subsequently supersede them. Any restatement of financial reporting by us following changes in the Applicable Accounting Standards will be disregarded for the purposes of calculating Accumulated Quarters’ Net Income, Adjusted Capital Amount, and Adjusted Shareholders’ Equity Amount.

If we are required to defer a payment of interest on an Interest Payment Date following the occurrence of a Mandatory Deferral Event, then we will also be required to defer on one or more subsequent Interest Payment Dates the interest that would otherwise be due on such Interest Payment Dates until the Mandatory Deferral Event has been cured on any subsequent Calculation Date. After one or more Mandatory Deferral Events has or have occurred, we may begin to pay interest on the Undated Subordinated Bonds on any Interest Payment Date only if on the Calculation Date for that Interest Payment Date (x) no new Mandatory Deferral Event has occurred and (y) any previous Mandatory Deferral Event has been cured.

Cure of Mandatory Deferral Event. A Mandatory Deferral Event that has occurred on a previous Calculation Date has been cured on any Calculation Date if the Adjusted Capital Amount as at our most recently completed and published quarter before that Calculation Date has increased to more than 90% of the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter for that previous Calculation Date on which the Mandatory Deferral Event has occurred.

Issuer’s Option to Use APM Instead of Mandatory Deferral. We may elect in our discretion to satisfy on the relevant Interest Payment Date the interest that would otherwise have to be deferred with funds raised prior to the Interest Payment Date by way of the APM.

If we are required to defer interest, due to a Solvency Event or a Mandatory Deferral Event, any such deferred interest (together with any Solvency Deferred Interest Payment) will constitute a “Mandatorily Deferred Interest Payment” (together with any Optionally Deferred Interest Payment, the “Deferred Interest Payments”).

We shall give notice not less than three (3) Business Days prior to any Interest Payment Date either:

•	that (or, in the case of a breach of the Solvency Condition and/or a Mandatory Deferral Event, to what extent) the relevant interest payment shall be deferred; or

•	that, in the case of the Solvency Condition not being met or the continuance of a Mandatory Deferral Event, we will satisfy such interest payment; in this case, we will be required to state in such notice that we have elected to satisfy such interest payment by way of the APM.

If an interest payment is deferred due to the Solvency Condition not being met or the occurrence or continuation of a Mandatory Deferral Event, we shall not have any obligation to make such interest payment on the relevant Interest Payment Date, and the failure to pay such interest shall not constitute a default by us or any other breach of obligations under the Undated Subordinated Bonds or for any other purpose.

Mandatorily Deferred Interest Payments shall not themselves bear interest.

Subject to the limitations set forth below, it is our intention that we would use our best endeavors to utilize the APM to satisfy any interest payments deferred due to the occurrence of a Mandatory Deferral Event (other than in circumstances where we are deferring interest or distributions on all our subordinated debt issues) within a period no longer than 30 days following the applicable Interest Payment Date.

Payment of Deferred Interest

We may at any time upon giving prior notice satisfy in whole or in part any Optionally Deferred Interest Payment with funds raised prior to the date on which the Deferred Interest Payment becomes due (the “Optional Deferred Settlement Date”) by way of the APM.

We may elect, at any time upon giving prior notice of the date, to satisfy in whole or in part any Mandatorily Deferred Interest Payment utilizing the APM (subject to the limitations and restrictions applicable to the APM) and will be required to apply the APM (subject to the limitations and restrictions applicable to the APM) to satisfy any Deferred Interest Payments upon the earliest to occur of the following situations (in each case, a “Mandatory Deferred Settlement Date” and collectively with the Optional Deferred Settlement Date, the “Deferred Settlement Date”):

•	the date on which the Undated Subordinated Bonds fall due for redemption or we substitute for the Undated Subordinated Bonds as set forth under “— Substitution or Variation of Undated Subordinated Bonds”;

•	on the next subsequent Interest Payment Date

—	following the date on which we make any payment of interest or any deferred payment on any Junior Security, or

—	if up to the end of the Calculation Date preceding such Interest Payment Date any dividend, other distribution or payment was declared in respect of any class of our shares at our ordinary General Meeting of shareholders preceding that Interest Payment Date, or any payment on account of the balance sheet profit has been made since our ordinary General Meeting of shareholders was held;

•	if we make any full or partial payment of interest or of a deferred payment on any Parity Security (except for payments at the end of a specified maximum deferral period following the deferral of interest in accordance with the terms of the relevant Parity Securities), we will satisfy any Deferred Interest Payment in the same proportion on the next subsequent Interest Payment Date following the date on which such payment was made. In this case, the proportion will be equal to the result from the division of the amount of the deferred payment actually paid by the outstanding amount of the deferred payment;

•	on the fifth anniversary following the relevant Interest Payment Date from which interest was originally deferred; and

•	the date on which a reason for dissolution pursuant to Section 262, para. 1, of the German Stock Corporation Act (Aktiengesetz) with respect to us exists (other than for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent, where the continuing entity assumes substantially all of our assets and obligations).

Alternative Payment Mechanism

We may satisfy any interest payment by way of the APM only if and to the extent that we have raised the funds required for the satisfaction of the interest payment by issuing or selling Qualifying APM Securities within six months prior to the relevant Interest Payment Date. In addition, to the extent permitted, we may satisfy any Deferred Interest Payment through the issuance of PIK on the Deferred Settlement Date.

For the avoidance of doubt, we intend to raise the funds required for the satisfaction of the relevant payment by issuing or selling Qualifying APM Securities during the period six months prior to the relevant Deferred Settlement Date unless we are restricted or prevented in any way from doing so or we otherwise elect to use PIK (subject to any applicable restrictions).

Our obligation to satisfy Deferred Interest Payments by way of the APM shall be subject to certain conditions being satisfied, including:

•	In the case of Payment Shares, subject to the limitations of applicable mandatory German law;

•	we hold treasury shares, and our Board of Management (Vorstand) is authorized to use such treasury shares for purposes of the APM; or

•	our Board of Management (Vorstand) may issue new shares pursuant to an authorization by the articles of association (authorized capital, or genehmigtes Kapital), and our Board of Management is not subject to any restriction with respect to issuing such new shares for purposes of the APM, and our Supervisory Board (Aufsichtsrat) has declared its consent with respect to the issuance of such new shares.

We are not obligated, under any circumstances, to issue new shares or sell treasury shares. You understand that we may be prevented by compulsory provisions of German stock corporation law or otherwise from issuing new shares or selling treasury shares.

•	There is no reason why (for any legal reason or de facto) we are unable to issue or sell Qualifying APM Securities.

•	We may not use any treasury shares purchased in the market for cash during the six months’ period prior to the relevant Deferred Settlement Date for purposes of fulfilling the APM.

We may for purposes of satisfying any Mandatorily Deferred Interest Payment, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, in accordance with the APM:

•	sell such number of Payment Shares in each calendar year (including the maximum number of shares issued or issuable pursuant to all Qualifying Mandatory Convertibles or Qualifying Warrants as of their respective date of issuance) not exceeding 2.00% of our issued share capital (Grundkapital) at the relevant date; provided that, for the purpose of determining whether or not this limitation has been exceeded, no account shall be taken of any Mandatorily Deferred Interest that was settled within 30 days of being deferred; and

•	sell such number of Payment Securities or utilize PIK to the extent the aggregate principal amount or nominal amount of Payment Securities (together with any Payment Securities previously issued to satisfy any Mandatorily Deferred Interest Payment) and any PIK Amount (together with any previous PIK Amounts utilized to satisfy any Mandatorily Deferred Interest Payment) would not exceed 25% (the “Threshold”) of the initial aggregate principal amount of the Undated Subordinated Bonds; provided further that within this Threshold the aggregate principal amount of Payment Securities which are not qualifying non-cumulative Payment Securities together with the PIK Amount (and any previous principal amounts of Payment Securities which are not qualifying non-cumulative Payment Securities and previous PIK Amounts utilized to satisfy any Mandatorily Deferred Interest Payment) may not exceed 15% (the “Sub-Threshold”) of the initial aggregate principal amount of the Undated Subordinated Bonds.

We intend to satisfy any Mandatorily Deferred Interest Payment by issuing or selling Qualifying APM Securities. Where we are unable to satisfy the Mandatorily Deferred Interest Payment by issuing or selling Qualifying APM Securities, we intend to utilize PIK up to the Sub-Threshold to the extent permitted by applicable regulatory criteria.

If any Mandatorily Deferred Interest Payment, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, has become due and payable on any Mandatory Deferred Settlement Date (or such longer period which may be caused by the occurrence of a Market Disruption Event) and within a period of one (1) year following such Mandatory Deferred Settlement Date the requirements for the execution of the APM are not met, or (i) if Payment Shares are issued, to the extent the 2.00% threshold applies and would be exceeded or the amount that would be payable exceeds the proceeds from the sale of the Payment Shares and (ii) the Threshold to the extent it applies would be exceeded or, in the case of the aggregate of Payment Securities which are not qualifying non-cumulative Payment Securities and of PIK, the Sub-Threshold to the extent it applies would be exceeded or the amount that would be payable exceeds the proceeds from the sale of Payment Securities or PIK Amounts, as the case may be, our obligation to satisfy the Mandatorily Deferred Interest Payment shall be cancelled to such extent on the first anniversary of the relevant Mandatory Deferred Settlement Date.

If any Optionally Deferred Interest Payment and/or Solvency Deferred Interest Payment has become due and payable on any Mandatory Deferred Settlement Date and within a period of five (5) years following such Mandatory Deferred Settlement Date (or such longer period which may be caused by the occurrence of a Market Disruption Event) the legal requirements for the execution of the APM are not met, or to the extent the amount that would be payable exceeds the proceeds from the sale of Qualifying APM Securities or the utilization of PIK, as the case may be, our obligation to satisfy the Optionally Deferred Interest Payment and/or Solvency Deferred Interest Payment shall be cancelled to such extent on the fifth anniversary of the relevant Mandatory Deferred Settlement Date.

If we elect or are required to satisfy any Deferred Interest Payment by using the APM, we will place Qualifying APM Securities, except when PIK is utilized, during the periods provided for above. We will provide the cash proceeds from the sale of any Qualifying APM Securities, which shall be used to make the relevant payment, by crediting such amounts to the Trustee for payment to DTC.

If we elect or are required to satisfy any Deferred Interest Payment on the date on which a reason for dissolution pursuant to Section 262, para. 1, of the German Stock Corporation Act (Aktiengesetz) with respect to us exists, but we are unable to apply the APM, our obligations in respect of such unsettled Mandatorily Deferred Interest Payments (only in connection with a Mandatory Deferral Event) shall rank pari passu with our obligations in respect of the principal amount of the Undated Subordinated Bonds in an amount up to the Threshold less all payments made up to such point through the issuance of Payment Securities and/or by utilization of PIK, and the rest of the claim with respect to unpaid Mandatorily Deferred Interest Payments deferred pursuant to a Mandatory Deferral Event will be cancelled.

During a period of at least 12 months following the settlement of a Mandatorily Deferred Interest Payment, deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, we will not redeem or purchase (a) any Payment Shares or (b) any other Qualifying APM Securities, the proceeds of which were used to settle any resulting Mandatorily Deferred Interest Payment, other than in connection with (A) in the case of Payment Shares (i) any present or future stock option plan or similar arrangement and (ii) a reclassification of shares or exchange or conversion into shares of another class, or (B) in the case of Payment Shares and any other Qualifying APM Securities, the regular trading and investment activities of our banking, insurance and asset management subsidiaries.

Market Disruption Event

If, in our opinion, a Market Disruption Event exists on or after the 15th Business Day preceding any date upon which we are due to satisfy a payment using the APM through the sale of Qualifying APM Securities, we may delay making payment to you until the Market Disruption Event no longer exists plus 60 Business Days. This may, among others, result in an extension of either the one year period in respect of Mandatorily Deferred Interest Payments deferred as a result of the occurrence or the continuance of a Mandatory Deferral Event, or the five year period in respect of Optionally Deferred Interest Payments and/or Solvency Deferred Interest, as the case may be, following the relevant Mandatory Deferred Settlement Date. We shall give notice of both the occurrence of a Market Disruption Event and the date on which, in our opinion, the Market Disruption Event no longer exists. No amount will be payable by way of interest due to the occurrence of a Market Disruption Event.

“Market Disruption Event” means:

•	the occurrence or existence of any temporary suspension of, or limitation imposed on, trading by reason of movements in price exceeding limits permitted by the Frankfurt Stock Exchange or on settlement procedures for transactions in our ordinary shares on the Frankfurt Stock Exchange if, in any such case, that suspension or limitation is, in our opinion, material in the context of the sale of ordinary shares;

•	a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities or acts of war, or an effect of international conditions on the financial markets or currency exchange rates or controls such as to make it, in our opinion, impracticable or inadvisable to proceed with the issue or delivery of Qualifying APM Securities; or

•	where, pursuant to the terms of the Indenture, moneys are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion.

Additional Amounts

All payments of principal and interest in respect of the Undated Subordinated Bonds will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed, levied, collected, withheld or assessed by the Federal Republic of Germany or any political subdivision or any authority of or in the Federal Republic of Germany that has power to tax (a “Relevant Jurisdiction”), unless we are compelled by law to make such withholding or deduction. In the event of such withholding or deduction, we will pay such additional amounts (the “Additional Amounts”) as are necessary for each Holder to receive, after deduction or withholding of such Taxes, the full amount that the Holder would have received if no such withholding or deduction had been required.

There are certain circumstances in which we will not be obligated to pay such Additional Amounts. Please see “Description of Debt Securities and Guarantees We May Offer — Payment of Additional Amounts with Respect to the Debt Securities” in the accompanying prospectus.

Any reference to “interest” herein shall, if applicable, include a reference to any Additional Amount payable hereunder.

Optional Redemption

The Undated Subordinated Bonds are perpetual securities, have no fixed maturity date and may only be redeemed as set forth below. Subject to the principal amount of the Undated Subordinated Bonds to be redeemed having been replaced by other at least equivalent regulatory capital or if the German Federal Financial Supervisory Authority or any Successor Authority consent (the “Conditions Precedent”) and subject to the Solvency Condition being met, we may, upon giving not less than 30 nor more than 60 days’ notice, redeem all or part only of the Undated Subordinated Bonds at their principal amount plus any Deferred Interest Payments and accrued and unpaid interest to the date of redemption on June 15, 2013 (the “First Call Date”) and anytime thereafter.

Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event

The Undated Subordinated Bonds are subject to redemption in whole but not in part at any time prior to the First Call Date (i) at the Early Redemption Amount upon the occurrence of a Regulatory Event and (ii) at their aggregate principal amount plus any Deferred Interest Payments and accrued and unpaid interest until the date of redemption upon the occurrence of a Gross-Up Event or a Tax Event. In the case of any redemption, such redemption may be made only if the Solvency Condition and the Conditions Precedent (as defined above under “— Optional Redemption”) are satisfied.

A “Regulatory Event” will occur if:

(a)	the German Federal Financial Supervisory Authority or any Successor Authority states in writing to us that the Undated Subordinated Bonds (in whole or in part) no longer fulfill the requirements for regulatory capital or own funds for group solvency or single solvency purposes for us or the solvency pursuant to the regulations for financial conglomerates. This applies only if at any time prior to such statement the Undated Subordinated Bonds did fulfill such requirements; or

(b)	at any time, we are, or the Allianz Group is, required for any regulatory capital purposes to have Tier I regulatory capital (howsoever described), and the Undated Subordinated Bonds would not be eligible to qualify for inclusion in our Tier I regulatory capital for group solvency purposes or the solvency pursuant to the regulations for financial conglomerates existing at the time.

A “Gross-Up Event” will occur if we have or will become obligated by a legislative body, a court or any authority to pay Additional Amounts as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of a Relevant Jurisdiction, or any change in or amendment to any official interpretation or application of those laws or rules or regulations after the Issue Date or, in the case of a successor entity or New Issuer, after the date such entity assumes the obligations of the Issuer under the Undated Subordinated Bonds, and that obligation cannot be avoided by us or the successor entity taking reasonable measures.

A “Tax Event” will occur, if as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of a Relevant Jurisdiction, or as a result of any amendment to, or change in, an official interpretation or application of any such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) after the Issue Date or, in the case of a successor entity or New Issuer, after the date such entity assumes our obligations under the Undated Subordinated Bonds, interest payable by us in respect of the Undated Subordinated Bonds is no longer, or within 90 days of the date of the delivery of certain opinions will no longer be, fully deductible by us for German income tax purposes or by any successor entity or New Issuer under the laws of the Relevant Jurisdiction, and that risk cannot be avoided by us or any successor entity or New Issuer taking reasonable measures.

At the time of issuance we intend to fully deduct interest payable by us in respect of the Undated Subordinated Bonds for German income tax purposes.

“Early Redemption Amount” shall be equal to the greater of (in each case together with Deferred Interest Payments and accrued and unpaid interest for the applicable Interest Period to the date of redemption):

(a)	100% of the aggregate principal amount of the Undated Subordinated Bonds outstanding on the redemption date; or

(b)	the sum of (i) the present value of the principal amount of the Undated Subordinated Bonds to be redeemed, assuming that the Undated Subordinated Bonds were to be redeemed on the First Call Date, and (ii) the present value of each remaining scheduled quarterly interest payment on the Undated Subordinated Bonds (assuming each such scheduled interest payment to be due in full) from the redemption date through and including the First Call Date.

The present values of interest and principal payments referred to in clauses (i) and (ii) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points.

The Early Redemption Amount shall be calculated by the Independent Investment Banker who shall act as calculation agent for such purpose.

“Comparable Treasury Issues” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Undated Subordinated Bonds to be redeemed that would be utilized at the time of selection in accordance with customary financial practice, in pricing issues of corporate debt securities of a comparable maturity to the remaining term of such Undated Subordinated Bonds.

“Comparable Treasury Price” means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Issuer.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated or their affiliates and at least two other investment banking institutions of national standing, in each case which are primary U.S. Government securities dealers, and their respective successors provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Independent Investment Banker of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of Redemption

We must give 30 to 60 days’ notice of redemption to the Holders of the Undated Subordinated Bonds; provided that a redemption notice following a Gross-Up Event shall not be given earlier than 60 days prior to the earliest date on which we or any successor entity would become obligated to pay Additional Amounts. Any notice of redemption is irrevocable. If the Early Redemption Amount or the principal amount plus any Deferred Interest Payments and accrued and unpaid interest, as the case may be, is improperly withheld or refused and is not paid by us, interest on the Undated Subordinated Bonds will continue to be payable until the relevant redemption price is actually paid.

Trading Characteristics

We will apply to list the Undated Subordinated Bonds on the New York Stock Exchange under the symbol “AZM.” We expect the Undated Subordinated Bonds to trade, within 30 days of the initial delivery thereof, as an individual unit at a trading price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued but unpaid interest on the Undated Subordinated Bonds which has not been included in their trading price.

Purchase of the Undated Subordinated Bonds

We, or any of our subsidiaries, may repurchase the Undated Subordinated Bonds in the open market or otherwise only if the principal amount of the Undated Subordinated Bonds to be repurchased has been replaced by other at least equivalent regulatory capital or if the German Federal Financial Supervisory Authority or any Successor Authority has given its consent to the repurchase. This aforementioned restriction does not apply if any such purchase is made by subsidiaries of the Issuer for (x) the account of a third party which is not an affiliate of the Issuer or (y) funds (as defined for the purposes of Section 2(2) in connection with Section 30 of the German Investment Act (Investmentgesetz)), unless the majority of the shares in the relevant fund are held by the Issuer or any of its subsidiaries.

Substitution or Variation of Undated Subordinated Bonds

If a Gross-Up Event, Tax Event or Regulatory Event should occur and continue which would permit us to redeem the Undated Subordinated Bonds, then we may, instead of redeeming the Undated Subordinated Bonds, subject to the Solvency Condition being satisfied and the German Federal Financial Supervisory Authority or any Successor Authority having given its consent (without any requirement for the consent or approval of the Holders) and all required notices (which notice shall be irrevocable) having been given, substitute at any time all (but not some only) of the Undated Subordinated Bonds for, or vary the terms of the Undated Subordinated Bonds so that they remain or become (as the case may be), Qualifying Securities or Qualifying Solvency Securities, and the Trustee shall (subject to the satisfaction of certain conditions) agree to such substitution or variation.

If a Capital Event or Accounting Event should occur and continue, subject to the notice provisions above and the German Federal Financial Supervisory Authority or any Successor Authority having given its consent, we may substitute at any time all (but not some only) of the Undated Subordinated Bonds for, or vary the terms of the Undated Subordinated Bonds so that they remain or become (as the case may be), Qualifying Securities, and the Trustee shall (subject to the satisfaction of certain conditions) agree to such substitution or variation.

“Qualifying Securities” means securities issued directly or indirectly by us or another issuer wholly-owned by us (which issuer shall have the benefit of a subordinated guarantee from us), in each case, that have terms not materially less favorable to an investor than the terms of the Undated Subordinated Bonds (as reasonably determined by us); provided that (1) they shall contain terms which comply with the then current requirements in relation to an instrument with at least the equivalent regulatory capital treatment as the Undated Subordinated Bonds of the German Federal Financial Supervisory Authority or any Successor Authority, (2) they shall include terms which provide for the same aggregate principal amount, interest payment dates, maturity, rates of interest, redemption dates, and denominations applying to the Undated Subordinated Bonds, (3) they shall rank at least pari passu with the Undated Subordinated Bonds, (4) such securities shall be SEC-registered and listed on the New York Stock Exchange, (5) if not issued by us, such securities shall be fully and unconditionally guaranteed by us on a subordinated basis at least equal to the ranking of the Undated Subordinated Bonds and (6) such securities shall preserve any existing rights under the Undated Subordinated Bonds to any Deferred Interest Payments or any other accrued interest which has not been satisfied, except that such securities need not necessarily include provisions analogous to the APM.

“Qualifying Solvency Securities” means securities issued directly or indirectly by us or another issuer wholly-owned by us (which issuer shall have the benefit of a subordinated guarantee from us), in each case, that have terms not materially less favorable to an investor than the terms of the Undated Subordinated Bonds (as reasonably determined by us); provided that (1) they shall contain terms which comply with the then current requirements in relation to any instrument which will qualify towards regulatory solvency capital of the German Federal Financial Supervisory Authority or any Successor Authority, (2) they shall include terms which provide for the same aggregate principal amount, interest payment dates, maturity, rates of interest, redemption dates, and denominations applying to the Undated Subordinated Bonds, (3) they shall rank senior to, or pari passu with, the Undated Subordinated Bonds, (4) such securities shall be SEC-registered and listed on the New York Stock Exchange, (5) if not issued by us, such securities shall be fully and unconditionally guaranteed by us on a subordinated basis at least equal to the ranking of the Undated Subordinated Bonds and (6) such securities shall preserve any existing rights under the Undated Subordinated Bonds to any Deferred Interest Payment or any other accrued interest which has not been satisfied, except that such securities need not include provisions analogous to the APM.

In addition, it shall be provided in each case, that (i) we have received the written opinion of a nationally recognized law firm in the United States that (a) to the extent that interest payments on the Undated Subordinated Bonds are eligible to be treated as “qualified dividend income” as described under “Taxation — United States Taxation — Taxation of Dividends” by a particular Holder immediately prior to the substitution or variation date, reinvestment in such Qualifying Securities or Qualifying Solvency Securities, as the case may be, will not adversely affect the “qualifying dividend income” eligibility for purposes of Section 1(h)(11) of the Internal Revenue Code of 1986, as amended (or any successor legislation), of interest payments on the Undated Subordinated Bonds and (b) such substitution or variation will not cause the holders thereof to recognize gain or loss for U.S. federal income tax purposes and (ii) such substitution or variation does not result in a Gross-Up Event, a Tax Event or a Regulatory Event.

“Accounting Event” means that an opinion of a recognized accounting firm has been delivered to us, stating that our obligations in respect of the Undated Subordinated Bonds must not or must no longer be recorded as liabilities on our balance sheet prepared in accordance with Applicable Accounting Standards for purposes of our published annual financial statements and this cannot be avoided by us taking such reasonable measures as we (acting in good faith) deem appropriate. With respect to an Accounting Event, we will deliver an applicable opinion to the Trustee.

“Capital Event” means a change by an internationally recognized statistical rating organization to its equity credit criteria, or the interpretation or application thereof, for securities such as the Undated Subordinated Bonds, as such criteria are in effect on the date hereof (the “Current Criteria”), which change results in a lower equity credit being given to the Undated Subordinated Bonds as of the date of such change than the equity credit that would have been assigned to the Undated Subordinated Bonds as of the date of such change by such internationally recognized statistical rating organization pursuant to its Current Criteria.

Subordination Provisions

Holders of Undated Subordinated Bonds should recognize that contractual provisions in the Indenture may prohibit us from making payments on the Undated Subordinated Bonds. The Undated Subordinated Bonds are subordinated in right of payment to the extent and in the manner stated in the Indenture.

The Indenture provides that, unless all principal of, or interest on, all obligations which rank senior to the Undated Subordinated Bonds has been paid in full, no payment or other distribution may be made in respect of the Undated Subordinated Bonds in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us, or our assets, respectively.

If the Trustee under the Indenture or any Holders receive any payment or distribution that is prohibited under the subordination provisions, then the Trustee or the Holders will have to repay that money to the trustee in bankruptcy, receiver or other relevant person charged with the insolvency of us.

We may not limit the subordination of the Undated Subordinated Bonds.

Mergers and Similar Transactions

We are generally permitted to merge or consolidate with or into another company. We are also permitted to sell substantially all our assets to another company. However, we may not take any of these actions unless, if we are not the successor entity, the successor entity must expressly agree to be legally responsible for our obligations under the Indenture with respect to the Undated Subordinated Bonds and must be organized as a corporation, partnership, trust, limited liability company or similar entity. The successor entity may be organized under the laws of any jurisdiction; provided, however, that if such successor entity is organized or resident in any jurisdiction other than the Federal Republic of Germany (a “Successor Jurisdiction”) for tax purposes, such Successor Jurisdiction will be substituted for the Federal Republic of Germany under the Indenture with respect to our obligation to pay Additional Amounts, the conditions under which no Additional Amounts would be payable as a result of either condition (i) or (ii) under “ — Additional Amounts” above, and our right to redeem the Undated Subordinated Bonds in the case of a Gross-Up Event or Tax Event.

If the conditions described above are satisfied, we will not need to obtain the approval of the Holders in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets or another entity, any transaction that involves a change of control of Allianz but in which we do not merge or consolidate, and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially in their entirety, neither we nor any successor entity would have any obligation to compensate you for any resulting adverse tax consequences relating to the Undated Subordinated Bonds other than the payment of Additional Amounts, if any, that become payable with respect to the Undated Subordinated Bonds.

Substitution of Issuer

We may at any time, without the consent of the Holders, substitute any other company (other than an insurance undertaking), which is directly or indirectly controlled by us, as new issuer (the “New Issuer”) in respect of all obligations arising under or in connection with the Undated Subordinated Bonds with the effect of releasing us (subject to clause (iii) below) of all such obligations if:

(i)	the New Issuer assumes any and all of our obligations arising under or in connection with the Undated Subordinated Bonds and, if service of process vis à vis the New Issuer would have to be effected outside the United States, appoints a process agent within the United States;

(ii)	we and the New Issuer have obtained all authorizations and approvals necessary for the substitution and the fulfilment of the obligations arising under or in connection with the Undated Subordinated Bonds; the New Issuer is in the position to pay to the Trustee in U.S. dollars and without deducting or withholding any taxes or other duties of whatever nature imposed, levied or deducted by the country (or countries) in which the New Issuer has its domicile or tax residence all amounts required for the performance of the payment obligations arising from or in connection with the Undated Subordinated Bonds;

(iii)	we irrevocably and unconditionally guarantee on a subordinated basis such obligations of the New Issuer under the Undated Subordinated Bonds at least equal to the Undated Subordinated Bonds;

(iv)	in connection with such substitution, there is no modification or amendment to the terms of the Undated Subordinated Bonds with respect to the principal amount of the Undated Subordinated Bonds, the Interest Payment Dates, rate of interest, the dates upon which the Undated Subordinated Bonds may be redeemed as described under “— Optional Redemption” and “— Redemption Upon the Occurrence of a Gross-Up Event, or Tax Event”, and the denominations of the Undated Subordinated Bonds;

(v)	such substitution does not result in a Tax Event or a Gross-Up Event;

(vi)	each of the Issuer and the New Issuer is not a passive foreign investment company, or PFIC, for the taxable year of such substitution under then applicable U.S. federal income tax laws; and

(vii)	such securities (and the applicable guarantee) shall be SEC registered and listed on the New York Stock Exchange.

Where the New Issuer is organized or resident in any jurisdiction other than Germany for tax purposes, each such other jurisdiction will be substituted for Germany under the subordinated guarantee to be provided by us in connection with the substitution of the New Issuer and the Indenture with respect to the Issuer’s obligation to pay Additional Amounts, the conditions under which no Additional Amounts would be payable as a result of either condition (i) or (ii) under “— Additional Amounts” above, and the Issuer’s rights to redeem the Undated Subordinated Bonds in the case of a Gross-Up Event or Tax Event.

In addition, it shall be provided in each case, that we have received the written opinion of a nationally recognized law firm in the United States (a) to the extent that interest payments on the Undated Subordinated Bonds are eligible to be treated as “qualified dividend income” as described under “Taxation — United States Taxation — Taxation of Dividends” by a particular Holder immediately prior to the substitution date, that the substitution of the Issuer as contemplated above, will not adversely affect the “qualifying dividend income” eligibility for purposes of Section 1(h)(11) of the Internal Revenue Code of 1986, as amended (or any successor legislation), of interest payments on the Undated Subordinated Bonds and (b) the substitution will not cause the holders thereof to recognize gain or loss for U.S. federal income tax purposes.

For the avoidance of doubt, following the substitution of the Issuer by a New Issuer pursuant to the foregoing provisions, any reference to the Issuer in the terms and conditions of the Undated Subordinated Bonds and the Indenture shall constitute a reference to the New Issuer.

Limitation on Remedies

There are no rights on the part of the Holders or the Trustee to accelerate the payment of the Undated Subordinated Bonds.

In the event that we should breach our obligations under the Undated Subordinated Bonds, including any obligation to make a payment on a Compulsory Interest Payment Date or to make a payment on any Undated Subordinated Bonds called for redemption as provided for under “— Optional Redemption” or “— Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event,” and such breach is continuing, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums so due and unpaid or a bankruptcy proceeding in Germany, but the Trustee may not declare the principal amount of any outstanding Undated Subordinated Bonds to be due and payable.

Holders of the Undated Subordinated Bonds have the absolute and unconditional right to institute suit for the enforcement of any payment when due, and such right may not be impaired without the consent of the Holder as provided in the Indenture. In addition, to the extent the Trustee is not permitted to pursue the remedies provided for above as a matter of German law, the Holders of the Undated Subordinated Bonds may pursue such remedies in accordance with the terms of the Indenture.

Winding Up

In the event of any bankruptcy, insolvency or similar proceeding or any action that causes our liquidation, with respect to each Undated Subordinated Bond you own, you will have a mature claim equal to the principal amount of your Undated Subordinated Bonds plus any Deferred Interest Payments and any other accrued and unpaid interest. Any such claim for payment will rank ahead of any Junior Security and share capital but ranking junior to the claims of Senior Debt. In addition the amount of any such claim related to the Mandatorily Deferred Interest Payments only in connection with a Mandatory Deferral Event may not exceed the Threshold less all payments made up to such point through the issuance of Payment Securities or by utilization of PIK.

As a consequence of the subordination provisions, the Holders of the Undated Subordinated Bonds may recover less than the holders of our Senior Debt and the holders of certain of our subordinated liabilities which may rank ahead of the Undated Subordinated Bonds. If, upon liquidation, the amount payable on any Undated Subordinated Bonds and any claims ranking pari passu with the Undated Subordinated Bonds are not paid in full, the Undated Subordinated Bonds and other claims ranking equally will share rateably in any distribution of our assets upon liquidation in proportion to the respective amounts to which they are entitled.

If any Holder is entitled to any recovery with respect to the Undated Subordinated Bonds upon liquidation, the Holder might not be entitled to any recovery in U.S. dollars and might be entitled only to a recovery in euros. In addition, under current German law, our liability to Holders of the Undated Subordinated Bonds would be converted into euros at a date close to the commencement of insolvency proceedings against us and Holders of the Undated Subordinated Bond would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

Subject to mandatory provisions of applicable law, no director, officer, employee, incorporator, member or shareholder of us, as such, will have any liability for any obligations of us under the Undated Subordinated Bonds or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Undated Subordinated Bonds by accepting an Undated Subordinated Bond waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Undated Subordinated Bonds.

No Amendments of Certain Provisions

The following provisions of the Indenture and the Undated Subordinated Bonds, as applicable, may not be amended:

(1)	the absence of any security of any kind securing the Holders’ rights under the Undated Subordinated Bonds;

(2)	that no subsequent agreement may limit the subordination, provide for any fixed maturity date or shorten any applicable notice period (Kündigungsfrist) in respect of the Undated Subordinated Bonds;

(3)	that if the Undated Subordinated Bonds are redeemed early, the amounts redeemed must be returned to us irrespective of any agreement to the contrary unless we have been dissolved or such amounts have been replaced by other at least equivalent regulatory capital (Eigenmittel) of at least equal status or if the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any Successor Authority has given its consent to the redemption;

(4)	the waiver by the Holders of rights of set-off under the Undated Subordinated Bonds against us; and

(5)	the inability to reduce the principal amount of the Undated Subordinated Bonds during the period in which they remain outstanding.

Notwithstanding the foregoing, to the extent that the insurance laws and regulations applicable to us, in their current form or as amended from time to time, permit the foregoing provisions to be modified, then such provisions may be amended in a manner that complies with such laws and regulations. In such case, the foregoing provisions may only be amended as provided for under “Description of Debt Securities and Guarantees We May Offer — Modifications of the Indenture,” in the accompanying Prospectus, with any reduction in the principal amount requiring consent of each Holder of the Undated Subordinated Bonds.

Concerning the Trustee

The Bank of New York is the Trustee under the Indenture.

Except in connection with any breach of obligations under the Indenture and the Undated Subordinated Bonds, the Trustee need perform only those duties that are specifically set forth in the Indenture and no others, and no implied covenants or obligations will be read into the Indenture against the Trustee. In case a breach has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. No provision of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Reports to Trustee

We will deliver to the Trustee as soon as possible and in any event within 30 days after we become aware or should reasonably become aware of the occurrence of any breach of the Indenture, the Undated Subordinated Bonds or an event which, with notice or the lapse of time or both, would constitute such a breach, an officer’s certificate setting forth the details of such breach, and the action which we propose to take with respect thereto.

Governing Law

The Indenture and the Undated Subordinated Bonds will be governed by the laws of the State of New York, except that the subordination provisions of the Indenture and the Undated Subordinated Bonds, as well as the waiver of rights of set-off, the absence of security of any kind in respect of the rights of Holders of the Undated Subordinated Bonds and the obligation to return certain payments received early will be governed by the laws of Germany.

Prescription

Under New York law, claims relating to payment of principal and interest on the Undated Subordinated Bonds will be prescribed according to the later of the applicable statute of limitations or not less than five years.

Book-entry System; Delivery and Form

General

The Undated Subordinated Bonds will initially be represented by one or more Global Notes in registered form, without coupons attached. They will be deposited with or on behalf of DTC or its nominee and registered in the name of Cede & Co., as nominee of DTC. Until the Undated Subordinated Bonds are exchanged for definitive securities, the Global Notes may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

The Undated Subordinated Bonds have been accepted for clearance by DTC, Euroclear and Clearstream. The initial distribution of the Undated Subordinated Bonds will be cleared through DTC only. Beneficial interests in the Undated Subordinated Bonds in the form of Global Notes will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the Undated Subordinated Bonds in the form of Global Notes will receive all payments relating to their Undated Subordinated Bonds in U.S. dollars.

So long as DTC, or its nominee, is the holder of a Global Note, it will be considered the sole holder of the Undated Subordinated Bond for all purposes under the Indenture. Except as described below under “— Issuance of Definitive Securities,” no participant, indirect participant or other person will be entitled to have Undated Subordinated Bonds registered in its name, receive or be entitled to receive physical delivery of Undated Subordinated Bonds in definitive form or be considered the owner or holder of the Undated Subordinated Bonds under the Indenture. Each person having an ownership or other interest in Undated Subordinated Bonds must rely on the procedures of DTC, Euroclear and Clearstream and, if a person is not a participant or another securities intermediary through which that person owns its interest, exercise any rights and obligations of a holder under the Indenture or the Undated Subordinated Bonds.

For more information on DTC, Euroclear and Clearstream, see “Legal Ownership and Book-Entry Issuance — Considerations Relating to Euroclear, DTC and Clearstream” in the accompanying Prospectus.

Payments on the Global Notes

Payments of any amounts in respect of any Undated Subordinated Bonds in the form of Global Notes will be made by the Trustee to DTC. Payments will be made to beneficial owners of Undated Subordinated Bonds in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither we, the Trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC, Euroclear or Clearstream, and any beneficial owner of an interest in a Global Note, or the failure of DTC, Euroclear or Clearstream, or any intermediary to pass through to any beneficial owner any payments that we make to DTC.

Issuance of Definitive Securities

So long as DTC holds the Undated Subordinated Bonds, the Global Notes will not be exchangeable for definitive securities unless:

•	DTC notifies the Trustee that it is unwilling or unable to continue to hold the book-entry Undated Subordinated Bonds or DTC ceases to be a clearing agency registered under the Exchange Act and the Trustee does not appoint a successor to DTC which is registered under the Exchange Act within 120 days;

•	in the event of our bankruptcy, we fail to make a payment on the Undated Subordinated Bonds when due; or

•	at any time we determine in our sole discretion that the Undated Subordinated Bonds in the form of Global Notes should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in Undated Subordinated Bonds must rely exclusively on the rules and procedures of DTC, Euroclear or Clearstream, as the case may be, and any agreement with any participant of DTC, Euroclear or Clearstream, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive security.

Definitive securities will be issued in registered form only in denominations of U.S.$25 and in integral multiples of U.S.$25 in excess thereof. To the extent permitted by law, we and the Trustee are entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of the Undated Subordinated Bonds issued in registered form will be made to the person in whose name the definitive securities are registered as it appears in the register. Payments will be made in respect of the Undated Subordinated Bonds by transfer to the Holder’s account in New York.

If we issue definitive securities in exchange for the Global Notes, DTC, as holder of the Global Notes, will surrender it against receipt of the definitive securities, cancel the book-entry securities of that series and distribute the definitive securities of that series to the persons in the amounts that DTC specifies.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the trustee. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor.

Certain Definitions

“Accounting Event” has the meaning set forth under “— Substitution or Variation of Undated Subordinated Bonds.”

“Accumulated Quarters’ Net Income” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Additional Amounts” has the meaning set forth under “— Additional Amounts.”

“Adjusted Capital Amount” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Adjusted Shareholders’ Equity Amount” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Allianz Group” means Allianz SE and its consolidated subsidiaries.

“APM” means the Alternative Payment Mechanism which we may elect to use, or may be required to use, to satisfy Deferred Interest Payments or which we may elect to use to pay interest on an Interest Payment Date and which is more fully described under “— Alternative Payment Mechanism.”

“Applicable Accounting Standards” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Assets” means our unconsolidated total assets, as shown in our latest published annual audited balance sheet, but adjusted for subsequent events, all as we shall determine, or if we are being liquidated, our liquidator shall determine.

“Benchmark Quarter” has the meaning set forth in the Definition of Mandatory Deferral Event under “— Mandatory Deferral of Interest Payments.”

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in New York and London are open for business.

“Calculation Date” means the 10th Business Day preceding any Interest Payment Date.

“Capital Event” has the meaning set forth under “— Substitution or Variation of Undated Subordinated Bonds.”

“Comparable Treasury Issues” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross Up Event or Tax Event — Early Redemption Amount.”

“Comparable Treasury Price” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross Up Event or Tax Event — Early Redemption Amount.”

“Compulsory Interest Payment Date” has the meaning set forth under “— Payments and Optional Deferral of Interest Payments.”

“Deferred Interest Payments” has the meaning set forth under “— Mandatory Deferral of Interest Payments—Issuer’s Option to Use APM Instead of Mandatory Deferral.”

“Deferred Settlement Date” has the meaning set forth under “— Payment of Deferred Interest.”

“Early Redemption Amount” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event — Early Redemption Amount.”

“Excess Amount” means, in relation to the amount of interest which would be payable on the aggregate principal amount of Undated Subordinated Bonds outstanding on the relevant Interest Payment Date that would otherwise have been due (the “Interest Amount”), the amount by which the Interest Amount exceeds the New Capital Amount (as defined below).

“First Call Date” means June 15, 2013.

“Global Notes” have the meaning set forth under “— Form of Undated Subordinated Bonds.”

“Gross-Up Event” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event.”

“Holder” means a holder of the Undated Subordinated Bonds.

“Independent Investment Banker” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross Up Event or Tax Event — Early Redemption Amount.”

“Initial Senior Debt” has the meaning set forth under “— General.”

“Interest Payment Date” has the meaning set forth under “— Interest Payments.”

“Interest Period” has the meaning set forth under “— Interest Payments.”

“Issue Date” means June 10, 2008.

“Junior Security” means any security issued by us which ranks junior to the Undated Subordinated Bonds or any Parity Security (excluding our ordinary shares or cumulative preferred shares), and any security guaranteed by us or for which we have otherwise assumed liability where our obligations under the relevant guarantee or other assumption of liability rank junior to our obligations under the Undated Subordinated Bonds or any Parity Security;

For the purposes of this definition, the term “security” shall exclude securities issued to entities forming part of the Allianz Group.

“Liabilities” means our unconsolidated total liabilities, as shown in our latest published annual audited balance sheet, but adjusted for subsequent events, all as we shall determine, or if we are being liquidated, our liquidator shall determine.

“Mandatory Deferral Event” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Mandatorily Deferred Interest Payment” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Mandatory Deferred Settlement Date” has the meaning set forth under “Payment of Deferred Interest.”

“Market Disruption Event” has the meaning set forth under “ — Market Disruption Event.”

“New Capital Amount” means the net proceeds we receive from new issuances and/or sales during the period six months prior to the relevant Interest Payment Date of (i) Payment Shares or (ii) Payment Securities.

“Optional Deferred Settlement Date” has the meaning set forth under “— Payment of Deferred Interest.”

“Optional Interest Payment Date” has the meaning set forth under “— Payments and Optional Deferral of Interest Payments.”

“Optionally Deferred Interest Payment” has the meaning set forth under “— Payments and Optional Deferral of Interest Payments.”

“ordinary shares” means our ordinary shares or depositary receipts issued in respect of our ordinary shares.

“Outstanding Perpetual Liabilities” means the:

(w)	€800 million 5.375% Undated Subordinated Fixed Rate Callable Bonds, issued on March 3, 2006 by Allianz Finance II B.V., a wholly-owned subsidiary of Allianz, and guaranteed on a subordinated basis by Allianz (ISIN: DE 000A0GNPZ3);

(x)	€1.5 billion 5.5% Undated Subordinated Hybrid Capital Fixed to Floating Rate Callable Notes, issued on February 27, 2004 by Allianz (ISIN: XS 018 716 2325);

(y)	€1.4 billion 4.375% Guaranteed Undated Subordinated Fixed to Floating Rate Callable Bonds, issued on February 17, 2005 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 021 163 7839); and

(z)	$500 million 7.25% Undated Guaranteed Subordinated Bonds, issued on December 10, 2002 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 015 915 0720).

“Parity Security” means any security issued by us which ranks pari passu with the Undated Subordinated Bonds and which constitutes regulatory capital of at least equal status with the Undated Subordinated Bonds, and any security guaranteed by us or for which we have otherwise assumed liability where our obligations under the relevant guarantee or other assumption of liability rank pari passu with our obligations under the Undated Subordinated Bonds and which obligations constitute regulatory capital of at least equal status with the Undated Subordinated Bonds;

For the purposes of this definition, the term “security” shall exclude securities issued to entities forming part of the Allianz Group.

Notwithstanding the foregoing, for purposes of the Undated Subordinated Bonds, the following outstanding bonds shall be considered Parity Securities solely for purposes of Deferred Interest Payments:

(i)	€800 million 5.375% Undated Subordinated Fixed Rate Callable Bonds, issued on March 3, 2006 by Allianz Finance II B.V., a wholly-owned subsidiary of Allianz, and guaranteed on a subordinated basis by Allianz (ISIN: DE 000A0GNPZ3); and

(ii)	€1.5 billion 5.5% Undated Subordinated Hybrid Capital Fixed to Floating Rate Callable Notes, issued on February 27, 2004 by Allianz (ISIN: XS 018 716 2325).

Notwithstanding the foregoing, for purposes of the Undated Subordinated Bonds, the following outstanding bonds shall not be considered Parity Securities but shall be treated as senior to the Undated Subordinated Bonds solely for purposes of Deferred Interest Payments:

(i)	€1.4 billion 4.375% Guaranteed Undated Subordinated Fixed to Floating Rate Callable Bonds, issued on February 17, 2005 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 021 163 7839); and

(ii)	$500 million 7.25% Undated Guaranteed Subordinated Bonds, issued on December 10, 2002 by Allianz Finance II B.V. and guaranteed on a subordinated basis by Allianz (ISIN: XS 015 915 0720).

There is no limitation in the Undated Subordinated Bonds on our rights to issue debt securities or guarantees senior to the Undated Subordinated Bonds.

“Payment Securities” means Parity Securities or Junior Securities (but excluding Qualifying Mandatory Convertible and Qualifying Warrants) issued and sold, directly or indirectly, which constitute regulatory capital (Eigenmittel) of equal or junior status with terms and conditions substantially similar to the terms and conditions of the Undated Subordinated Bonds (in terms of maturity, deferral, subordination and replacement).

“Payment Shares” means our ordinary shares, Qualifying Mandatory Convertibles and Qualifying Warrants.

“PIK” (Payment in Kind) means, to the extent permitted under prevailing applicable regulatory criteria, any increase in the outstanding aggregate principal amount of the Undated Subordinated Bonds by an amount equal to all or part of the outstanding Deferred Interest Payments (the “PIK Amount”), and the outstanding principal amount of each Undated Subordinated Bond shall be so increased proportionately. For the avoidance of doubt, if PIK is used it may only be used on an Interest Payment Date and only to settle Deferred Interest Payments.

“Qualifying APM Securities” means Payment Shares (including, to the extent available, treasury stock purchased at least six months prior to the relevant Interest Payment Date) and, to the extent permitted under prevailing applicable regulatory criteria, Payment Securities.

“Qualifying Mandatory Convertible” means, to the extent permitted under prevailing applicable regulatory criteria, a convertible instrument issued directly or indirectly by us that mandatorily converts into an amount or a maximum amount of our ordinary shares (as pre-defined at the date of issuance of the relevant convertible instrument) on or prior to the third anniversary of the date of its issuance and in respect of which claims by holders rank pari passu with the claims of holders of our ordinary shares in the event of bankruptcy.

“Qualifying Securities” has the meaning set forth under “— Substitution or Variation of Undated Subordinated Bonds.”

“Qualifying Solvency Securities” has the meaning set forth under “— Substitution or Variation of Undated Subordinated Bonds.”

“Qualifying Warrants” means share settled warrants to purchase our ordinary shares that we are not entitled to redeem for cash and the holders of which are not entitled to require us to purchase for cash in any circumstances.

“Reference Treasury Dealer” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event — Early Redemption Amount.”

“Reference Treasury Dealer Quotations” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event — Early Redemption Amount.”

“Regulatory Event” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event a Gross-Up Event or Tax Event.”

“Senior Creditors” means our creditors (a) who are our unsubordinated creditors; or (b) whose claims are subordinated to the claims of our other creditors (other than those whose claims rank pari passu with, or junior to, your claims.)

“Senior Debt” has the meaning set forth under “— General.”

“Solvency Condition” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Solvency Deferred Interest Payment” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Solvency Shortfall” has the meaning set forth under “— Mandatory Deferral of Interest Payments.”

“Sub-Threshold” has the meaning set forth under “— Alternative Payment Mechanism.”

“Subsequent Senior Debt” has the meaning set forth under “— General.”

“Successor Authority” means any authority which becomes a successor in capacity of the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) with respect to us.

“Taxes” has the meaning set forth under “— Additional Amounts.”

“Tax Event” has the meaning set forth under “— Redemption Upon the Occurrence of a Gross-Up Event, or Tax Event.”

“Threshold” has the meaning set forth under “ — Alternative Payment Mechanism.”

“Treasury Rate” has the meaning set forth under “— Redemption Upon the Occurrence of a Regulatory Event, a Gross-Up Event or Tax Event — Early Redemption Amount.”

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement (the “Underwriting Agreement”) dated June 3, 2008 between Allianz and the several underwriters of the Undated Subordinated Bonds (the “Underwriters”) set forth in the table below, the Underwriters have severally agreed to purchase from us, and we have agreed to sell to the Underwriters, severally, the respective principal amounts of Undated Subordinated Bonds set forth opposite the names of the Underwriters below:

Name	Principal Amount

Citigroup Global Markets Inc.	$293,562,825
Merrill Lynch, Pierce, Fenner & Smith Incorporated	293,562,500
Morgan Stanley & Co. Incorporated	293,562,500
UBS Securities LLC	293,562,500
Wachovia Capital Markets, LLC	293,562,500
Banc of America Securities LLC	52,500,000
RBC Capital Markets Corporation	52,500,000
Deutsche Bank Securities Inc.	17,500,000
HSBC Securities (USA) Inc.	17,500,000
Charles Schwab & Co., Inc.	7,291,650
Fidelity Capital Markets, a division of National Financial Services LLC	7,291,650
H&R Block Financial Advisors, Inc.	7,291,650
Janney Montgomery Scott LLC	7,291,650
J.J.B. Hilliard, W.L. Lyons, LLC	7,291,650
Keefe, Bruyette & Woods, Inc.	7,291,650
Morgan Keegan & Company, Inc.	7,291,650
Oppenheimer & Co. Inc.	7,291,650
Raymond James & Associates, Inc.	7,291,650
Robert W. Baird & Co. Incorporated	7,291,650
Stifel, Nicolaus & Company, Incorporated	7,291,650
TD Ameritrade, Inc.	7,291,650
Wells Fargo Securities, LLC	7,291,650
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	3,645,825
Crowell, Weedon & Co.	3,645,825
D.A. Davidson & Co.	3,645,825
Davenport & Company LLC	3,645,825
Ferris, Baker Watts, Incorporated	3,645,825
Fifth Third Securities, Inc.	3,645,825
Fixed Income Securities, LP	3,645,825
Mesirow Financial, Inc.	3,645,825
Pershing LLC	3,645,825
Stone & Youngberg LLC	3,645,825
SunTrust Robinson Humphrey, Inc.	3,645,825
Wedbush Morgan Securities Inc.	3,645,825
William Blair & Company, L.L.C.	3,645,825

Total	$1,750,000,000

Before the offering, there has been no public market for the Undated Subordinated Bonds. In order to meet the requirements for listing the Undated Subordinated Bonds on the New York Stock Exchange, the Underwriters will undertake:

•	to ensure that there will be not less than 1,000,000 publicly-held Undated Subordinated Bonds;

•	to ensure that the aggregate market value of the Undated Subordinated Bonds will be not less than $4,000,000; and

•	to sell lots of 100 or more Undated Subordinated Bonds to a minimum of 400 beneficial holders.

The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Undated Subordinated Bonds is subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to purchase all of the Undated Subordinated Bonds offered hereby if any of the Undated Subordinated Bonds are purchased.

The Underwriting Agreement provides that we will indemnify the Underwriters against certain liabilities, including under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

The Underwriters have advised us that they propose to initially offer the Undated Subordinated Bonds to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $0.50 per Undated Subordinated Bond for retail orders and $0.30 per Undated Subordinated Bond for institutional orders. The Underwriters may allow, and the dealers may allow, a discount not in excess of $0.45 per Undated Subordinated Bond to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The following table shows the offering price, underwriting discounts and commissions and proceeds, before expenses, to Allianz:

	Price to	Underwriting	Proceeds to
	Public(1)	Discount(2)	Allianz SE(2),(3)

Per Undated Subordinated Bond	$25.0000	$0.7875	$24.2125
Total	$1,750,000,000	$55,125,000	$1,694,875,000

(1)	Plus accrued interest, if any from June 10, 2008.

(2)	For sales to certain institutions, we will pay the underwriters compensation of $0.5000 per Undated Subordinated Bond and, to the extent of such sales, the proceeds to Allianz SE will be higher than those stated in the table above. See “Use of Proceeds”.

(3)	Before deducting expenses.

The underwriters have an option to purchase on or prior to June 26, 2008 up to an additional $250,000,000 of the Undated Subordinated Bonds to cover overallotments. To the extent that the underwriters exercise this option, the underwriters will severally purchase Undated Subordinated Bonds in approximately the same proportion as that set forth in the table above.

We have agreed not to sell or transfer any Undated Subordinated Bonds or any perpetual security substantially similar to the Undated Subordinated Bonds in the United States for 30 days after the date of this prospectus supplement without first obtaining the prior written consent of the Underwriters’ representatives. Specifically, we have agreed not to, directly or indirectly, sell, offer to sell, grant any option to sell or otherwise dispose of any Undated Subordinated Bonds, or any security substantially similar to the Undated Subordinated Bonds, other than pursuant to this prospectus supplement.

In order to facilitate the offering of the Undated Subordinated Bonds, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Undated Subordinated Bonds. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Undated Subordinated Bonds for their own accounts. In addition, to cover over-allotments or stabilize the price of the Undated Subordinated Bonds, the Underwriters may bid for, and purchase, the Undated Subordinated Bonds in the open market. Finally, the Underwriters may reclaim selling concessions allowed to dealers for distributing the Undated Subordinated Bonds in the offering, if the Underwriters repurchase previously distributed Undated Subordinated Bonds in transactions to cover short positions established by the Underwriters, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Undated Subordinated Bonds above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Underwriters have advised us that certain of the Underwriters presently intend to make a market in the Undated Subordinated Bonds as permitted by applicable laws and regulations. Such Underwriters are not obligated, however, to make a market in the Undated Subordinated Bonds and any such market making may be discontinued at any time at the discretion of such Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Undated Subordinated Bonds.

From time to time in the ordinary course of their respective businesses, one or more of the Underwriters and their affiliates have engaged, and may engage in the future, in commercial or investment banking transactions with us and our affiliates.

It is expected that the delivery of book-entry interests in the Undated Subordinated Bonds will be made against payment therefor on or about June 10, 2008 which will be the fifth day following the date of pricing of the Undated Subordinated Bonds (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Undated Subordinated Bonds on the date of pricing or the next two business days will be required, by virtue of the fact that the Undated Subordinated Bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Undated Subordinated Bonds who wish to trade certificates on the date of pricing or the next business days should consult their own advisors.

Selling Restrictions

United Kingdom

Each Underwriter has agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Undated Subordinated Bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Undated Subordinated Bonds in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Undated Subordinated Bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of securities to the public” in relation to any Undated Subordinated Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Undated Subordinated Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Undated Subordinated Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Switzerland

This prospectus supplement together with the accompanying prospectus does not constitute an issue prospectus pursuant to Art. 1156 and Art. 652a of the Swiss Federal Code of Obligations. The Undated Subordinated Bonds may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors. This prospectus supplement together with the accompanying prospectus and any other supplement hereto are personal to each offeree and do not constitute an offer to any other person. This prospectus supplement together with the accompanying prospectus may only be used by those persons to whom they have been distributed in connection with the offering of the Undated Subordinated Bonds and may neither be copied nor directly or indirectly be distributed nor be made available to other persons without the express prior written consent of the Issuer.

General

Each Underwriter has agreed that it will not offer, sell or deliver any of the Undated Subordinated Bonds in any jurisdiction outside the United States, except in circumstances that will result in compliance with the applicable law thereof.

EXPENSES OF THE ISSUE

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the Undated Subordinated Bonds. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount to be paid

Securities and Exchange Commission Registration Fee	$68,775
Legal Fees and Expenses	$430,000
Trustees’ and Transfer Agents’ Fees	$27,000
Accounting Fees and Expenses	$280,000
Printing and Engraving Expenses	$110,000

$915,775

TAXATION

The following is a general description of certain tax considerations relating to the Undated Subordinated Bonds. It does not purport to be a complete analysis of all tax considerations relating to the Undated Subordinated Bonds. Prospective purchasers of the Undated Subordinated Bonds should consult their own tax adviser as to the consequences, under the tax laws in each country of which they are resident for tax purposes and all other relevant jurisdictions of acquiring, holding and disposing of Undated Subordinated Bonds and receiving payments of principal, interest and other amounts under the Undated Subordinated Bonds. This summary is based upon the laws in force and their interpretation on the date of this prospectus supplement and is subject to any change in law or interpretation that may take effect after such date.

German Taxation

The following summary does not consider all aspects of income taxation in the Federal Republic of Germany that may be relevant to a particular holder of the Undated Subordinated Bonds (referred to in this “— German Taxation” section as the “Bonds”) in the light of its particular circumstances and income tax situation (e.g., church tax is not covered). Prospective holders should consult their own tax advisers as to the particular tax consequences to them of purchasing, holding and disposing of Bonds, including the application and effect of state, local, foreign and other tax laws and the possible effects of changes in the tax laws of the Federal Republic of Germany.

German tax residents

     Bonds held by individuals as private assets

Private individuals having their residence or habitual abode in the Federal Republic of Germany are subject to unlimited German taxation.

Interest income.  If the Bonds are held as private assets (Privatvermögen) by an individual, payments of interest under the Bonds will be taxed as interest income and the amount of such payments after deduction of related expenses will be subject to progressive income tax plus solidarity surcharge thereon. Since 2007, a personal annual exemption (Sparer-Freibetrag) of 750 Euro (1,500 Euro for married couples filing their tax return jointly) is available for the aggregate amount of the investment income (Einkünfte aus Kapitalvermögen), including interest income from the Bonds. In addition, an individual is entitled to a standard deduction of €51 (€102 for married couples filing their tax return jointly) in computing his overall investment income unless the expenses involved are demonstrated to have actually exceeded that amount.

If the Bonds are kept or administered in a securities deposit account by a German credit or financial services institution (or by a German branch of a foreign credit or financial service institution), if applicable, which pays or credits the interest, 30% withholding tax, plus 5.5% solidarity surcharge thereon, will be levied on interest payments or credits, resulting in a total withholding tax charge of 31.65%. However, generally, if Bonds are presented for payment or credit at the office (over the counter transaction, — Tafelgeschäft). of a German credit or financial services institution (or at a German branch of a foreign credit or financial services institution), if applicable, the tax rate for the withholding tax is 35% plus solidarity surcharge, resulting in a total tax charge of 36.925%. The withholding tax base might be reduced by the relevant institution to the extent such institution separately charged accrued interest (Stückzinsen) to the holder as an expense upon the acquisition of the Bonds in the respective year of the disbursement of the coupon or the right to receive interest payments, unless the interest payments are made against surrender of the Coupons (over the counter transaction) to a recipient other than a foreign credit institution or foreign financial services institution.

The withholding tax and the solidarity surcharge are generally not final but will be included in the relevant tax assessment for personal income tax purposes. The withholding tax and the solidarity surcharge will be credited against the final German tax liability or refunded in excess of the final tax liability.

Disposal or redemption of the Bonds.  Interest separately charged and a gain upon the disposal of the entitlement to interest payments may qualify as actual or deemed interest. Provided that the holders of the Bonds are subject to taxation as described above, withholding tax (currently 31.65%) is to be withheld upon payment of interest or deemed interest by the German bank or financial services institution.

Financial Innovations

Bonds which qualify as so-called financial innovations (Finanzinnovationen) are subject to a special tax regime. Pursuant to the decree of the Federal Ministry of Finance dated July 18, 2007 (IV B 8 — S 2252/0 (DOK 2007/0331067)), financial innovations are characterised as instruments commingling the principal with the remuneration and where a distinction of a remuneration and an appreciation in value of the principal would be difficult. Therefore the Bonds should not be qualified as financial innovations. However, if they are qualified as financial innovations they will be taxed as follows:

Capital gains from the disposal or redemption of financial innovations are subject to taxation irrespective of any holding period. The capital gain will be taxed as investment income and thus to the extent, not already consumed, otherwise qualify for the above-mentioned personal annual exemption and the standard deduction.

If Bonds are denominated in a currency other than Euro the tax base has to be calculated in that respective currency and, subsequently, to be converted into Euro.

Withholding tax on financial innovations arises as follows: To the extent that the Bonds were purchased on behalf of the Bondholder by or sold to the Bondholder by a German credit institution or financial services institution (or a German branch of a foreign credit or financial services institution) and were since then kept in custody or administered by such institution, a 30% withholding tax, plus a 5.5% solidarity surcharge thereon (together 31.65%), will be levied on the respective tax base. However, if these criteria are not fulfilled, e.g. if the Bonds were transferred by the Bondholders from one deposit account to another and disposed of later on, the tax base for the withholding tax and the solidarity surcharge will be determined by a flat amount of 30% of the selling or the redemption price.

Generally, if Bonds are presented for payment or for credit at the office (over the counter transaction — Tafelgeschäft) of a German credit or financial services institution (or to a German branch of a foreign credit or financial services institution), the tax rate for the withholding tax is 35% plus solidarity surcharge, resulting in a total tax charge of 36.925%. If these Bonds are redeemed at maturity or sold prior to maturity under such circumstances, the withholding tax of 35% plus solidarity surcharge is calculated on a flat tax base of 30% of the selling price or the redemption amount.

The withholding tax and the solidarity surcharge are generally not final but will be included in the relevant tax assessment for personal income tax purposes. The withholding tax and the solidarity surcharge will be credited against the final German tax liability or refunded in excess of the assessed tax liability.

Bonds Held as business assets

Legal persons having their statutory seat or place of effective management and control in the Federal Republic of Germany are subject to unlimited German taxation.

If the Bonds are held as business assets (Betriebsvermögen), all income from the Bonds will be subject to corporate income or income tax plus solidarity surcharge thereon and trade tax, which is a municipal tax levied on an effective tax rate depending on the applicable trade tax factor of the relevant municipality. Currently the corporate income tax amounts to 15%.

German Tax Non-Residents

Income derived from the Bonds, by persons who are not tax residents in Germany, is, in general, exempt from German income and withholding taxation, provided that the Bonds are not held as business assets of a German permanent establishment of the Noteholder or by a permanent German representative of the Noteholder.

If the income derived from the Bonds is subject to German taxation (for example, if the Bonds are held as business assets of a German permanent establishment of a Bondholder), such holder is subject to a tax treatment similar to that described above under the paragraph “German Tax Residents.” Under certain circumstances, foreign Noteholders may benefit from tax reductions or tax exemptions under double tax treaties, if any, entered into with Germany.

Business Tax Reform Act 2008

In the course of the reform of business taxation, implemented by the Business Tax Reform Act 2008 (Unternehmensteuerreformgesetz 2008), a flat rate withholding tax amounting to 25% (plus a 5.5% solidarity surcharge) on all types of investment income will be established. From January 1, 2009, the Bonds will be taxed as follows:

     Tax resident

Income from the Bonds (including capital gains from a disposal or redemption of the Bonds) will qualify as income from capital investment and, thus, be subject to German personal and corporate income tax (in both cases plus solidarity surcharge) and additionally subject to trade tax if the Bonds are held as business assets.

For individuals holding the Bonds as private assets, any withholding tax levied on the income from capital investment shall generally be final (final flat rate tax — Abgeltungssteuer) and only be included in the relevant tax assessment upon application, especially if the personal income tax rate falls below 25%. The personal annual exemption (Sparer-Freibetrag) and the standard deduction will be replaced by a unitary flat sum (Sparer- Pauschbetrag) for the overall investment income of 801 Euro (1,602 Euro for married couples filing their tax return jointly). The deduction of related expenses will not be possible any more.

Withholding tax arises as follows:

Interest income:  If the Bonds are kept or administered in a securities deposit account by a German credit or financial services institution (or by a German branch of a foreign credit or financial services institution), or by a German securities trading firm (Wertpapierhandelsunternehmen) or a German securities trading bank (Wertpapierhandelsbank), if applicable, which pays or credits the interest, a 25% withholding tax, plus a 5.5% solidarity surcharge, resulting in a total withholding tax charge of 26.375% will be levied on interest payments or credits. The same will apply, if the Bonds are presented for payment or credit at the office of a German credit or financial services institution (or at a German branch of a foreign credit or financial services institution), or a German securities trading firm or a German securities trading bank, if applicable.

Disposal or redemption of the Notes:  If the Bonds are kept or administered in a domestic securities deposit account by a German credit institution or financial services institution (or by a German branch of a foreign credit or financial services institution) or by a German securities trading firm or a German securities trading bank, a 25% withholding tax, plus 5.5% solidarity surcharge, will be levied on the positive difference between the purchase price paid by the holder of the Bonds and the selling price or redemption, as the case may be, resulting in a total withholding tax charge of 26.375%. If such criteria are not fulfilled, if e.g. the Bonds are sold or redeemed after a transfer from another securities deposit account, the holder of the Bonds may, under certain circumstances, provide evidence for the purchase price. If such evidence is not provided, the price difference as the taxable base for the withholding tax and the solidarity surcharge will be substituted by a flat amount of 30% of the selling price or the redemption price.

     Non-Tax resident

Income derived from the Bonds, by persons who are not tax residents in Germany, is, in general, exempt from German income and withholding taxation, provided that the Bonds are not held as business assets of a German permanent establishment of the Noteholder or by a permanent German representative of the Noteholder.

If according to German tax law the interest income received from the Bonds kept or administered by a German credit or financial services institution (or by a German branch of a foreign credit or financial services institution or by a German securities trading firm or a German securities trading bank) is effectively connected with a German trade or business of a non-resident or otherwise constitute German source income, the taxation corresponds to the taxation set out in the paragraph “tax residents” above.

Inheritance Tax/Gift Tax

The transfer of Bonds to another person by gift or on account of death is subject to German inheritance or gift tax, respectively, if:

(i)	the deceased, the donor, the heir, the donee or other acquirer had his residence or habitual abode in Germany at the time of the transfer of property, or has not permanently stayed in a foreign country for more than five years as German citizen without having a residence in Germany, or is subject to an employment contract with a legal entity under public law as German citizen, or

(ii)	the deceased, the donor, the heir, the donee or other acquirer is a corporation, partnership or formation of a company (Vermögensmasse) having its place of management or office in the Federal Republic of Germany, or

(iii)	the Bonds are part of a domestic property (Inlandsvermögen) within the meaning of section 121 German Valuation Tax Act (Bewertungsgesetz), or

(iv)	the deceased or the donor, being German citizens, are subject to extended limited tax liability according to the German Foreign Tax Act after moving away from the Federal Republic of Germany.

Other Taxes

The purchase, sale or other disposal of Bonds does not give rise to capital transfer tax, value added tax, stamp duties or similar taxes or charges in Germany. However, under certain circumstances entrepreneurs may choose liability to value added tax with regard to the sales which would otherwise be tax exempt.

European Withholding Tax

On June 3rd 2003, the EU Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income (the “Directive”). The Directive is effective as from July 1, 2005. Under the Directive, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State. However, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period commences on the date from which the Directive is applied by member States and terminates at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). Similar provisions may apply under agreements entered into pursuant to the Directive in respect of interest payments made by persons within the jurisdiction of certain territories, not being Member States to individuals resident in Member States, and, in some cases, vice versa.

United States Taxation

This section describes the material U.S. federal income tax consequences of owning Undated Subordinated Bonds. It applies to you only if you acquire your Undated Subordinated Bonds in this offering and you hold your Undated Subordinated Bonds as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of the voting stock of Allianz;

•	a person that holds Undated Subordinated Bonds as part of a straddle or a hedging or conversion transaction; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

You are a U.S. holder if you are a beneficial owner of Undated Subordinated Bonds and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation or other entity taxable as a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

The U.S. federal income tax treatment of a partner in a partnership that holds Undated Subordinated Bonds will depend on the status of the partner and the activities of the partnership. Partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of Undated Subordinated Bonds by the partnership.

A “non-U.S. holder” is a beneficial owner of Undated Subordinated Bonds that is not a U.S. person for U.S. federal income tax purposes.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of Undated Subordinated Bonds in your particular circumstances.

Classification of the Undated Subordinated Bonds

Although the matter is not free from doubt, the Undated Subordinated Bonds should be treated as equity interests in Allianz, and not as debt. Accordingly, each “interest” payment should be treated as a distribution by Allianz with respect to such equity interest, and any reference in this discussion to “dividends” refers to the “interest” payments on the Undated Subordinated Bonds. The rest of this discussion assumes the Undated Subordinated Bonds are treated as equity for U.S. federal income tax purposes.

Taxation of Dividends

U.S. Holders.  Under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any distribution paid by Allianz out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation as a dividend. The dividend is ordinary income that you must include in income when you receive the dividend, actually or constructively. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 should constitute “qualified dividend income,” provided that the Undated Subordinated Bonds are readily tradable on the New York Stock Exchange or on another established securities market in the United States or Allianz is eligible for the benefits of the Income Tax Treaty between the Federal Republic of Germany and the United States (the “Tax Treaty”). It is expected that the Undated Subordinated Bonds will be listed on the New York Stock Exchange and therefore “readily tradable,” and in addition Allianz believes that it is eligible for the benefits of the Tax Treaty. Dividends paid to you that are qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you (i) hold the Undated Subordinated Bonds for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or, if the dividend is attributable to a period or periods aggregating over 366 days, for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date and (ii) meet other holding period requirements. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

A legislative proposal introduced in the U.S. Congress in 2007 generally would, if enacted, deny qualified dividend treatment in respect of interest payments on the Undated Subordinated Bonds after the date of enactment. It is not possible to predict whether or in what form this proposal will be enacted into law.

U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend rate in light of their own particular circumstances.

Dividends will be income from sources outside the United States, and will, depending on your circumstances, be “passive income” or “general income” which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Non-U.S. Holders.  If you are a non-U.S. holder, dividends paid to you in respect of Undated Subordinated Bonds will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders.  Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Undated Subordinated Bonds, you will recognize capital gain or loss for U.S. federal income tax purposes (assuming, in the case of a redemption, that you do not actually or constructively own any equity interest in Allianz other than your Undated Subordinated Bonds) equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis in your Undated Subordinated Bonds. If, however, you actually or constructively own any equity interest in Allianz other than your Undated Subordinated Bonds you should consult your tax adviser as to whether amounts you receive in a redemption of your Undated Subordinated Bonds should be treated as dividends or as redemption proceeds. Capital gain of a non-corporate U.S. holder that is recognized before January 1, 2011 is generally taxed at a maximum rate of 15% where the Undated Subordinated Bonds are held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

In accordance with the treatment of the Undated Subordinated Bonds as equity for U.S. federal income tax purposes, U.S. holders generally should not be required to account separately for any accrued or deferred interest upon a sale, exchange, or retirement of the Undated Subordinated Bonds and instead should treat amounts received in respect of accrued or deferred interest as part of the amount realized for purposes of determining gain or loss realized upon the sale, exchange, or retirement.

Non-U.S. Holders.  If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your Undated Subordinated Bonds unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rules

We believe we were not a PFIC for our 2007 taxable year, and we do not expect to be a PFIC for the current taxable year or the foreseeable future. Therefore, we believe that the Undated Subordinated Bonds should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Undated Subordinated Bonds, gain realized on the sale or other disposition of your Undated Subordinated Bonds would in general not be treated as capital gain. Instead, if you are a U.S. holder, you generally would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the Undated Subordinated Bonds and would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your Undated Subordinated Bonds would be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your Undated Subordinated Bonds. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States; and

•	the payment of proceeds to you from the sale of Undated Subordinated Bonds effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by Allianz or another non-U.S. payor; and

•	other dividend payments and the payment of the proceeds from the sale of Undated Subordinated Bonds effected at a U.S. office of a broker, as long as the income is paid to an exempt recipient; and

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person; and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or, other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of Undated Subordinated Bonds effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Undated Subordinated Bonds that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Undated Subordinated Bonds effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Undated Subordinated Bonds. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Undated Subordinated Bonds by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Undated Subordinated Bonds are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Undated Subordinated Bonds. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of Undated Subordinated Bonds, provided that neither the issuer of the Undated Subordinated Bonds nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Any purchaser or holder of Undated Subordinated Bonds or any interest therein will be deemed to have represented by its purchase and holding of the Undated Subordinated Bonds that it either (1) is not a Plan, Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing those Undated Subordinated Bonds on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) with respect to the purchase or holding is eligible for the exemptive relief available under any of the PTCEs listed above, the service provider exemption or any similar exemptions under Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Undated Subordinated Bonds on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Undated Subordinated Bonds have exclusive responsibility for ensuring that their purchase and holding of the Undated Subordinated Bonds do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Undated Subordinated Bonds to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

VALIDITY OF SECURITIES

Sullivan & Cromwell LLP, U.S. counsel for Allianz, and Davis Polk & Wardwell, U.S. counsel for the underwriters, will pass upon the validity of the Undated Subordinated Bonds with respect to New York law. Group Legal Services of Allianz will pass upon the validity of the German law-governed provisions of the Undated Subordinated Bonds with respect to German law. Sullivan & Cromwell LLP and Davis Polk & Wardwell may rely upon Group Legal Services of Allianz with respect to all matters of German law.

EXPERTS

The consolidated financial statements of Allianz at December 31, 2007 and 2006 and for each of the years ended December 31, 2007, 2006 and 2005, and the effectiveness of the Allianz Group’s internal control over financial reporting as of December 31, 2007, which are included in Allianz’s 2007 Form 20-F, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, as set forth in their report included therein and incorporated herein by reference.

PROSPECTUS

ALLIANZ SE
ALLIANZ FINANCE CORPORATION
ALLIANZ FINANCE III B.V.

(Guaranteed) Debt Securities

Allianz SE from time to time may offer to sell debt securities, and Allianz Finance Corporation and Allianz Finance III B.V. from time to time may offer to sell debt securities that will be fully and unconditionally guaranteed by Allianz SE and are referred to as “guaranteed debt securities” in this prospectus. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they will be offered, will be described in a supplement to this prospectus. You should read this prospectus and the accompanying supplement carefully before you invest. We may offer and we may sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or authority.

Prospectus dated May 30, 2008

ABOUT THIS PROSPECTUS

In this prospectus, the terms “we,” “our” and “us” refer to Allianz SE, Alliance Finance Corporation and Allianz Finance III B.V., as appropriate; “Allianz” refers to Allianz SE; the “Allianz Group” or the “Group” refers to Allianz SE and its consolidated subsidiaries; “AFC” refers to Allianz Finance Corporation; and “AFBV” refers to Allianz Finance III B.V. The debt securities of Allianz SE and the guaranteed debt securities of Alliance Finance Corporation and Allianz Finance III B.V. that may be offered using this prospectus are referred to collectively as the “securities.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus as further described below under “Available Information.” This summary does not contain all the information that you should consider before investing in the securities being offered by this prospectus. You should carefully read the entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement.

Allianz SE

Allianz SE (formerly Allianz Aktiengesellschaft, or Allianz AG) is a European Company (Societas Europaea, or SE) incorporated in the Federal Republic of Germany and organized under the laws of the Federal Republic of Germany and the European Union. Allianz SE is the ultimate parent company of the Allianz Group. It was incorporated as Allianz Versicherungs-Aktiengesellschaft in Berlin, Germany on February 5, 1890 and converted from a German stock corporation into a European Company on October 13, 2006. Allianz SE is registered in the Commercial Register in Munich, Germany under the entry number HRB 164232. Allianz’s registered office and headquarters are located at Königinstrasse 28, 80802 Munich, Germany, telephone (49)(89) 3800-0.

The Allianz Group is one of the world’s leading financial services providers, offering insurance, banking and asset management products and services through property-casualty, life/health, banking and asset management business segments. As of May 30, 2008, we had financial strength ratings of AA from Standard & Poor’s with a stable outlook, Aa3 from Moody’s with a stable outlook and A+ from A.M. Best with a stable outlook.

The principal trading market for our ordinary shares is the Frankfurt Stock Exchange. The ordinary shares also trade on other German stock exchanges in Berlin-Bremen, Düsseldorf, Hamburg, Hanover, Munich and Stuttgart, as well as the stock exchanges in London, Paris, Zürich and Milan. Our American Depositary Shares (or “ADSs”), each representing one-tenth of one ordinary share of Allianz SE, trade on the New York Stock Exchange under the symbol “AZ.”

Allianz Finance Corporation

AFC is a wholly-owned subsidiary of Allianz and was incorporated under the laws of the State of Delaware on November 12, 2001. AFC is a financing vehicle for the Allianz Group and issues money-market securities on behalf of the Allianz Group. AFC will lend substantially all proceeds of its borrowings to the Allianz Group.

Allianz Finance III B.V.

AFBV is a wholly-owned subsidiary of Allianz and was incorporated under the laws of The Netherlands on November 29, 2005. AFBV is a financing vehicle for the Allianz Group and issues debt on behalf of the Allianz Group. AFBV will lend substantially all proceeds of its borrowings to the Allianz Group.

Financial Statements and Issuer Identity

We do not present separate financial statements of AFC and AFBV in this prospectus because management determined that they would not be material to investors. Allianz will fully and unconditionally guarantee the debt securities issued by AFC and AFBV as to payment of principal, premium, if any, interest and any other amounts due. Allianz will determine the identity of an issuer relating to a particular series of debt securities in light of considerations related to the funding needs of Allianz and its consolidated subsidiaries.

The Securities We Are Offering

Allianz may offer from time to time debt securities, and each of AFC and AFBV may offer from time to time guaranteed debt securities.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer pursuant to this prospectus and a prospectus supplement, unless we say otherwise. This prospectus, including the following summary, describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities

We may offer debt securities that may be senior or subordinated in right of payment, and AFC and AFBV may offer guaranteed senior or guaranteed subordinated debt securities, with such guarantee constituting our senior or subordinated obligations, as applicable. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity, if any; the redemption terms, if any; the rate, or manner of calculating the rate, and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity; and any other specific terms.

We will fully and unconditionally guarantee on a senior or subordinated basis the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including any additional amounts which may be payable by AFC and AFBV in respect of their respective debt securities.

We will issue the senior and subordinated debt securities under separate indentures between Allianz and The Bank of New York, as trustee. AFC and AFBV will issue guaranteed senior and guaranteed subordinated debt securities also under separate indentures among each respective issuer, Allianz and The Bank of New York, as trustee.

Form of Securities

We will issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, which we refer to herein as DTC, Euroclear Bank S.A. /N.V., as operator of the Euroclear system, which we refer to herein as “Euroclear,” or Clearstream Banking, société anonyme, Luxembourg, which we refer to herein as “Clearstream,” named in your prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. We will issue the debt securities only in registered form, without coupons, although we may issue the debt securities in bearer form if so specified in your prospectus supplement.

Payment Currencies

Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless your prospectus supplement says otherwise.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, your prospectus supplement will say so.

Use of Proceeds

Unless we indicate otherwise in your prospectus supplement, we intend to use the net proceeds from the initial sales of securities to provide additional funds for our operations and for other general corporate purposes.

Manner of Offering

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents, or directly to purchasers. Your prospectus supplement will include any required information about the firms we use and the discounts or commissions we may pay them for their services.

AVAILABLE INFORMATION

We file annual reports on Form 20-F with, and furnish other reports and information on Form 6-K to, the Securities and Exchange Commission, or the SEC. You may also read and copy any document we file or furnish at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our American Depositary Receipts (or “ADRs”) are listed.

We have filed a registration statement on Form F-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Allianz, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents or information filed with, or furnished to, the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2007, filed on March 20, 2008;

•	our Current Report on Form 6-K filed on May 15, 2008, except for references therein to “consolidated operating profit” and operating profit as it relates to the Allianz Group, including the tables entitled “operating profit” on pages 2 and 4 of such report and the section entitled “Reconciliation of Consolidated Operating Profit and Income before Income Taxes and Minority Interests in Earnings,” “return on risk adjusted capital” (or “RoRAC”) and any other non-GAAP financial measure, as such term is defined under Regulation G of the Securities Act;

•	our Current Report on Form 6-K filed on May 30, 2008; and

•	any filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K furnished to the SEC to the extent such Form 6-K expressly states that we incorporate such form by reference, on or after the date of this prospectus and before the termination of any offering of securities hereunder.

We present the financial statement amounts in this prospectus and in our most recent Annual Report on Form 20-F (which we refer to as the “Annual Report”) in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“EU”) in accordance with clause 315(a) of the German Commercial Code. The consolidated financial statements of the Allianz Group have also been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). The Allianz Group’s application of IFRS results in no differences between IFRS as adopted by the EU and IFRS as issued by the IASB.

You may request, orally or in writing, a copy of any filings referred to above, excluding exhibits, other than those specifically incorporated by reference into the documents you request, at no cost, by contacting us at the following address: Allianz SE, Attention: Investor Relations, Königinstrasse 28, 80802 Munich, Germany, telephone (49)(89) 3800-0.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is prohibited. You should not assume that the information appearing in this prospectus, as well as information we previously filed with, or furnished to, the SEC and incorporated by reference, is accurate as of any date other than that on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including without limitation, the information in the section entitled “Outlook” in our Current Report on Form 6-K filed on May 15, 2008. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual results may differ materially from our expectations. In many cases, we include a discussion of the factors that are most likely to cause forward-looking statements to differ from actual results together with the forward-looking statements themselves.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained under “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report on Form 20-F for 2007, which is incorporated in this prospectus by reference (and will be contained in any of our annual reports for a subsequent year that are so incorporated). See “Available Information” above for information about how to obtain a copy of this annual report.

In light of the factors set forth in the applicable Annual Report on Form 20-F and the other factors described in this prospectus, the forward-looking events might not occur at all or may occur differently than as described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

USE OF PROCEEDS

Except as may be described in your prospectus supplement, we will use the net proceeds from the initial sales of the securities offered under this prospectus and your prospectus supplement to provide additional funds for our operations and for other general corporate purposes. Our general corporate purposes may include the repayment or reduction of indebtedness, acquisitions and working capital requirements.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES WE MAY OFFER

In this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the subsection below entitled “Legal Ownership and Book-Entry Issuance.”

This section and your prospectus supplement will summarize all the material terms of each indenture, your debt security and, if applicable, the guarantee. They do not, however, describe every aspect of each indenture, your debt security and the guarantee. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security. The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed a copy of the indentures with the SEC as an exhibit to our registration statement. See “Available Information” above for information on how to obtain a copy.

General

The debt securities of Allianz and guaranteed debt securities of AFC and AFBV are not deposits and are not insured by any regulatory body of the United States, the Federal Republic of Germany or The Netherlands.

Because Allianz’s assets consist principally of interests in the subsidiaries through which it conducts its businesses, its cash flow and its consequent ability to service its debt, including the debt securities, and to potentially incur, as guarantor, the obligations of AFC and AFBV relating to the guaranteed debt securities, are largely dependent upon the cash flow and earnings of its subsidiaries, including dividends it receives from some of those subsidiaries. Since it also guarantees certain obligations of some of its subsidiaries, any liability it may incur for its subsidiaries’ obligations could reduce the assets that are available to satisfy claims of its direct creditors, including investors in debt securities Allianz issues directly. Additionally, Allianz’s right to participate as an equity holder in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise, and thus the ability of its security holders to benefit from the distribution, is junior to the rights of creditors of the subsidiary, except to the extent that any claims Allianz may have as a creditor of the subsidiary are recognized. In addition, dividends, loans and advances to Allianz from some of its subsidiaries may be restricted by the net capital requirements of various regulators.

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	whether Allianz, AFC or AFBV is the issuer of the debt securities;

•	the title of the series of debt securities;

•	whether it is a senior debt security or a subordinated debt security;

•	any limit on the aggregate principal amount of the debt securities of the same series;

•	the stated maturity or maturities, if any;

•	the price at which we will originally issue your debt security, expressed as a percentage of the principal amount of the debt securities of the same series, and the original issue date;

•	any provisions for “reopening” the offering at a later time to offer additional debt securities having the same terms as your debt security;

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security and also whether it is an original issue discount debt security or a perpetual debt security;

•	if your debt security is an original issue discount debt security, the yield to maturity, as of the issue date;

•	if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity and other relevant terms, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the date or dates on which any interest on the debt securities of the series will be payable, the regular record date or dates we will use to determine who is entitled to receive interest payments and any right or obligation to extend or defer the interest payment periods and the duration of the extension;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable and where any transfer, conversion or exchange, if applicable, will occur;

•	the depositary for your debt security and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•	if the debt securities may be converted into or exercised or exchanged for Allianz’s ordinary shares, ADRs or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of ordinary shares, ADRs or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether your debt securities will be listed on the New York Stock Exchange or any other securities exchange or whether the debt will not be listed;

•	if your debt security will be issued in bearer form, any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if applicable, any additional investment considerations relating to the debt securities;

•	if your debt security is subject to mandatory or optional remarketing or other mandatory or optional resale provisions, the date or period during which such resale may occur, any conditions to such resale and any right of the holder to substitute securities for the securities subject to resale;

•	any conditions or limitations to defeasance of the senior debt securities, to the extent different from those described under “— Defeasance”;

•	any changes or additions to the events of default or covenants contained in the relevant indenture;

•	if applicable, any subordination provisions that will apply, to the extent different from those described in this prospectus;

•	the names and duties of any co-trustees, authenticating agents, paying agents, transfer agents or registrars for your debt security;

•	the applicable German, Dutch or U.S. federal income tax considerations relating to the debt securities; and

•	any other terms of your debt security or the guarantee, which could be different from those described in this prospectus.

If your debt security is a fixed rate debt security, the prospectus supplement will also describe:

•	the annual rate or rates at which your debt security will bear interest, if any;

•	the date or dates from which that interest, if any, will accrue; and

•	the interest payment dates to the extent different from those described herein.

If your debt security is a floating rate debt security, the prospectus supplement will also describe:

•	the interest rate basis;

•	any applicable index currency or maturity, spread or spread multiplier or initial maximum or minimum rate;

•	the interest reset, determination, calculation and payment dates;

•	the day count used to calculate interest payments for any period; and

•	the calculation agent.

If your debt security is an indexed debt security, the prospectus supplement will also describe:

•	the principal amount, if any, we will pay you at maturity;

•	the index that your security is based upon;

•	the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any; and

•	the terms on which your debt security will be exchangeable for or payable in cash, securities or other property.

If your debt security is a perpetual debt security, the prospectus supplement will also describe:

•	the circumstances under which we have a right to defer or cancel interest payments;

•	if applicable, our ability to satisfy the payment of interest with funds raised through the issuance of ordinary shares of Allianz or other eligible securities; and

•	if applicable, our ability to issue payment-in-kind securities to cover certain deferred interest payments.

While this prospectus describes terms that apply generally to all the debt securities, the prospectus supplement applicable to your debt security will summarize specific financial and other terms of your debt security. Consequently, as you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

Debt Securities May Be Senior or Subordinated

Allianz, AFC or AFBV may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any property or assets of the Group. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank on a parity with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and, except as otherwise described in the applicable prospectus supplement, will be subordinate in right of payment to all of our “senior debt,” as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities which may be issued by Allianz, as well as the guaranteed senior and guaranteed subordinated debt securities which may be issued by AFC or AFBV.

The Debt Indentures

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The senior debt indenture and subordinated debt indenture relating to senior debt securities and subordinated debt securities issued by Allianz, respectively, are contracts that will be entered into between Allianz and The Bank of New York, as trustee. The senior debt indenture and subordinated debt indenture relating to guaranteed senior debt securities and guaranteed subordinated debt securities, respectively, issued by AFC are contracts that will be entered into among AFC, Allianz and The Bank of New York, as trustee. The senior debt indenture and subordinated debt indenture relating to guaranteed senior debt securities and guaranteed subordinated debt securities, respectively, issued by AFBV are contracts that will be entered into among AFBV, Allianz and The Bank of New York, as trustee.

The Bank of New York will act as the initial trustee under the six indentures. The indentures are substantially identical, except for the guarantee with respect to the indentures entered into by AFC and AFBV, and for the provisions relating to subordination. No indenture limits our ability to incur additional indebtedness, including additional senior indebtedness.

The trustee under each indenture has two main roles:

•	first, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Default, Remedies and Waiver of Default”; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See “— Our Relationship with the Trustee” below for more information about the trustee.

Allianz acts as the guarantor of the guaranteed debt securities issued under the AFC and the AFBV indentures. The guarantees are described under “— Guarantees” below.

The indentures and their associated documents, including any supplemental indenture and your debt security, contain the full legal text of the matters described in this section and the other terms described in your prospectus supplement. Unless otherwise specified in your prospectus supplement, the indentures and the debt securities are governed by New York law, and the guarantees with respect to the guaranteed debt securities will be governed by the laws of the Federal Republic of Germany. In addition, unless otherwise specified in your prospectus supplement, the subordination provisions of the subordinated debt securities will be governed by the laws of the Federal Republic of Germany. If applicable, your prospectus supplement may also specify other provisions of the applicable supplemental indenture and the securities that will be governed by the laws of the Federal Republic of Germany. A copy of each indenture has been filed with the SEC as part of our registration statement. See “Available Information” above for information on how to obtain a copy.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued, including any supplemental indenture, and the trustee under that indenture.

Guarantees

Allianz will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including any additional amounts which may be payable by AFC and AFBV in respect of their respective debt securities, as described under “— Payment of Additional Amounts with Respect to the Debt Securities” below. Allianz guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise. For the guaranteed senior debt securities, the senior guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of Allianz and will rank equally with all other unsecured and unsubordinated obligations of Allianz. For the guaranteed subordinated debt securities, unless otherwise provided for in your prospectus supplement for such subordinated debt securities, the subordinated guarantees will constitute direct, unconditional, subordinated and unsecured obligations of Allianz and will rank equally with other unsecured and subordinated obligations of Allianz.

Subordination Provisions

Holders of subordinated debt securities of Allianz and guaranteed subordinated debt securities of AFC or AFBV, respectively, should recognize that contractual provisions in the relevant subordinated debt indentures between the relevant entities and The Bank of New York may prohibit the respective obligor and, if applicable, Allianz, as guarantor, from making payments on those securities. Subordinated debt securities are subordinate in right of payment, to the extent and in the manner stated in the relevant subordinated debt indenture or in any particular series of securities, to any senior indebtedness of the obligor and all of Allianz’s senior indebtedness, including all debt securities we have issued and will issue under the senior debt indenture and all guaranteed senior debt securities we may issue under the AFC and the AFBV senior debt indentures.

Except as otherwise modified with respect to a particular issuance of debt securities, the subordinated debt indentures define “senior debt” as all indebtedness and obligations of, or guaranteed or assumed by, Allianz, AFC or AFBV, respectively, for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind, all the foregoing not stated in the instrument which created, incurred or guaranteed such indebtedness or obligation to be subordinated. Senior debt excludes the subordinated debt securities, and the subordinated guarantees, as the case may be, and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities and the subordinated guarantees, as the case may be.

We may modify the subordination provisions, including the definition of senior indebtedness, with respect to one or more series of subordinated debt securities. We will describe any such modification in your prospectus supplement.

The subordinated debt indentures provide that, unless all principal of, and any premium or interest on, the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets. If the trustee under the relevant subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the trustee in bankruptcy, receiver or other relevant person charged with the insolvency of Allianz, AFBV or AFC, as the case may be.

In the case of perpetual debt securities, which are described in more detail below under “— Perpetual Debt Securities,” the definition of senior debt will be different than the definition of senior debt described above and will be specified in your prospectus supplement. Unless otherwise specified in your prospectus supplement, we will also enter into a supplemental indenture that sets out the specific terms of the perpetual debt securities.

Our Relationship with the Trustee

The Bank of New York is initially serving as the trustee for all series of debt securities to be issued under each indenture. The Bank of New York has provided commercial banking and other services for us and our related companies in the past and may continue to do so in the future. Among other things, The Bank of New York serves as trustee or agent with regard to certain of our other outstanding debt obligations we and our affiliates have.

Consequently, if an actual or potential event of default occurs with respect to any of these securities, trust agreements or subordinated guarantees, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, trust agreements or subordinated guarantees and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

We May Issue Many Series of Debt Securities

We may issue as many distinct series of debt securities under each indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We will only reopen an issuance if such reopening will be a “qualified reopening” for U.S. federal income tax purposes. Most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities of Allianz or a series of the guaranteed debt securities of AFC or AFBV, will be described in your prospectus supplement. Those terms may vary from the terms described here.

When we refer to a series of debt securities, we mean a series issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts that We May Issue

No indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

None of the indentures and none of the debt securities limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, unless otherwise described in your prospectus supplement.

Principal Amount, Stated Maturity and Maturity

The principal amount of a debt security means the principal amount payable at its stated maturity, if any, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal. We may also issue debt securities that do not have a stated maturity and are perpetual in nature.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment.

When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of Debt Securities

Amounts that become due and payable on your debt security in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency.” The specified currency for your debt security will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to Allianz or another firm that we name in your prospectus supplement, unless other arrangements have been made between you and us or you and that firm. We will make payments on your debt securities in the specified currency, except as described below in “— Payment Mechanics for Debt Securities in Registered Form.” See “— Considerations Relating to Securities Linked to a Non-U.S. Dollar Currency” below for more information about risks of investing in debt securities of this kind.

Debt Securities Not Secured by Assets

No series of debt securities will be secured by any property or assets of the Allianz Group.

Types of Debt Securities

We may issue any of the following three types of debt securities:

Fixed Rate Debt Securities

A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. See “— Original Issue Discount Debt Securities” below for more information about zero coupon and other original issue discount debt securities.

Unless otherwise specified in your prospectus supplement, each fixed rate debt security, except any zero coupon debt security, will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a fixed rate debt security at the fixed yearly rate stated in your prospectus supplement, until the principal is paid or made available for payment. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment to but excluding the interest payment date or the date of maturity. We will compute interest on fixed rate debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity as described below under “— Payment Mechanics for Debt Securities in Registered Form.”

Floating Rate Debt Securities

A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

Unless otherwise specified in your prospectus supplement, each floating rate debt security will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a floating rate debt security at the quarterly, semi-annual or yearly rate determined according to the interest rate formula stated in your prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under ‘‘— Payment Mechanics for Debt Securities in Registered Form.”

Calculation of Interest.  Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may be an affiliate of ours. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in your prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period — i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in your prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide for that debt security the interest rate then in effect — and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a debt security will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or 0.09876545)) being rounded to 9.87655% (or 0.0987655). All amounts used in or resulting from any calculation relating to a floating rate debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in your prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Allianz.

Indexed Debt Securities

A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	securities of one or more issuers;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

•	one or more indices or baskets of the items described above.

If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of your debt security, depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder’s option. Some indexed debt securities may be exchangeable, at our option or the holder’s option, for securities of an issuer other than Allianz.

If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. Your prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. See “— Considerations Relating to Indexed Securities” for more information about risks of investing in debt securities of this type.

Perpetual Debt Securities

A fixed rate debt security, a floating rate debt security or an indexed debt security may be a perpetual debt security.

A debt security of this type has no fixed maturity or mandatory redemption date and may be subject to our right to defer and cancel interest payments as described in your prospectus supplement. A perpetual debt security is not redeemable at the option of the holder of a perpetual debt security at any time and is not redeemable at our option except as described in your prospectus supplement. A perpetual debt security may be convertible, at our option, into ordinary shares of Allianz under certain circumstances described in your prospectus supplement. Unless otherwise specified in your prospectus supplement, we will compute interest on perpetual debt securities on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at redemption as described below under “— Payment Mechanics for Debt Securities in Registered Form — How We May Make Payments on Perpetual Debt Securities or Subordinated Debt Securities.”

Interest payments and any other payments in respect of the perpetual debt securities may be subject to deferral in certain circumstances. These circumstances, along with the circumstances under which we cannot defer payment, will be described in your prospectus supplement.

Original Issue Discount Debt Securities

A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. The prospectus supplement relating to an original issue discount debt security will include a description of the U.S. federal income tax consequences of owning an original issue discount debt security.

Redemption and Repayment

Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity, if any, unless your prospectus supplement specifies a redemption date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, if any, unless your prospectus supplement specifies one or more repayment dates.

If your prospectus supplement specifies a redemption date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date or on specific dates after such date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than

60 days before the applicable redemption date. We will give the notice in the manner described below in ‘‘— Notices.”

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person who can exercise the right to repayment. Any indirect owners who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that such banks or brokers notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

We urge street name and other indirect owners to contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Optional Tax Redemption

In certain situations relating to the tax treatment of your debt securities, unless otherwise indicated in your prospectus supplement, we may have the option to redeem any series of debt securities in whole, but not in part. If we have such an option, your prospectus supplement will include the relevant terms, including the applicable redemption price.

Conversion

Your debt securities may be convertible into or exchangeable for ordinary shares, ADSs or other securities of Allianz or another issuer if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of ordinary shares, ADSs or other securities of Allianz or another issuer to be received by you upon conversion or exchange.

Mergers and Similar Transactions

Unless otherwise indicated in your prospectus supplement, we are generally permitted to merge or consolidate with or into another company. We are also permitted to sell substantially all our assets to another company. With regards to any series of debt securities, however, we may not take any of these actions unless all the following conditions are met:

•	if we are not the successor entity, the successor entity must expressly agree to be legally responsible for the debt securities of that series and the indenture with respect to that series, including in the case of Allianz, the obligation arising from Allianz’s guarantee, if any, and the successor must be organized as a corporation, partnership, trust, limited liability company or similar entity. The successor entity may be organized under the laws of any jurisdiction; provided, however, that if such successor entity is organized or resident in any jurisdiction other than the Federal Republic of Germany (a “Successor Jurisdiction”) for tax purposes, such Successor Jurisdiction will be substituted for the Federal Republic of Germany under the applicable indentures and guarantees, if any, with respect to our obligation to pay Additional Amounts, the conditions under which no Additional Amounts would be payable as a result of either condition (i) or (ii) under “Payment of Additional Amounts with Respect to the Debt Securities” herein, and the right of the issuer of the debt securities to redeem such debt securities as described in your prospectus supplement.

•	the merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “— Default, Remedies and Waiver of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied, we will not need to obtain the approval of the holders in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets or another entity, any transaction that involves a change of control of Allianz but in which we do not merge or consolidate, and any transaction in which we sell less than substantially all our assets.

Also, if we merge, consolidate or sell our assets substantially in their entirety, neither we nor any successor entity would have any obligation to compensate you for any resulting adverse tax consequences relating to your debt securities other than the payment of Additional Amounts as described above and in your prospectus supplement, if any, that become payable with respect to your debt securities.

Substitution of Issuer

Unless otherwise indicated or as it may be modified in your prospectus supplement, we may at any time, without the consent of the holders, substitute for the issuer of any series of the debt securities any other company (other than an insurance undertaking) which is directly or indirectly controlled by such issuer, as new issuer (the “New Issuer”) in respect of all obligations arising under or in connection with a series of debt securities with the effect of releasing the issuer of all such obligations if:

(i) the New Issuer assumes any and all obligations of the issuer arising under or in connection with that series of debt securities and, if service of process vis-à-vis the New Issuer would have to be effected outside the United States, appoints a process agent within the United States;

(ii) the issuer and the New Issuer have obtained all authorizations and approvals necessary for the substitution and the fulfilment of the obligations arising under or in connection with that series of debt securities; the New Issuer is in the position to pay to the Trustee in U.S. dollars and without deducting or withholding any taxes or other duties of whatever nature imposed, levied or deducted by the country (or countries) in which the New Issuer has its domicile or tax residence all amounts required for the performance of the payment obligations arising from or in connection with that series of debt securities; and

(iii) Allianz irrevocably and unconditionally guarantees such obligations of the New Issuer under that series of guaranteed debt securities on terms which ensure that each holder will be put in an economic position that is at least as favorable as that which would have existed if the substitution had not taken place.

Your prospectus supplement may include additional conditions to the substitution of the relevant issuer.

Where the New Issuer is organized or resident, for tax purposes, in any jurisdiction different from that of the issuer it substitutes, each such other New Issuer jurisdiction will be substituted for the issuer’s jurisdiction under the applicable indentures and guarantees, if any, with respect to the issuer’s obligation to pay Additional Amounts, the conditions under which no Additional Amounts would be payable as a result of either condition (i) or (ii) under “Payment of Additional Amounts with Respect to the Debt Securities” herein, and the right of the issuer of the debt securities to redeem such debt securities, as described in your prospectus supplement. Any substitution of the issuer might be deemed for U.S. federal income tax purposes to be a taxable exchange of the debt securities for new securities by the holders thereof, resulting in the recognition of taxable gain or loss for such purposes; however, the U.S. federal income tax consequences to any holder resulting from a substitution of the issuer cannot be determined prior to a substitution of the issuer.

For the avoidance of doubt, following the substitution of the issuer of any series of debt securities by a New Issuer pursuant to the foregoing provisions, any reference to the issuer in the terms and conditions of such series of debt securities and the related indenture shall constitute a reference to the New Issuer.

Defeasance

Defeasance and Covenant Defeasance

Unless we say otherwise in your prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of senior debt securities, but will not apply to any series of subordinated debt securities. In general, we expect these provisions to apply to each senior debt security that has a specified currency of U.S. dollars and is not a floating rate, indexed debt security or perpetual debt security.

Full Defeasance.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payments and other obligations on your senior debt securities. This is called full defeasance. To do so, each of the following must occur:

•	we must deposit in trust for the benefit of all holders of those senior debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your senior debt securities on their various due dates;

•	there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the senior debt security ourselves. Under current U.S. federal tax law, the deposit and our legal release from the senior debt security would be treated as though we took back your senior debt security and gave you your share of the cash, notes and bonds deposited in trust. In that event, you could recognize gain or loss on your senior debt security; and

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change or Internal Revenue Service ruling described above.

If we ever fully defease your senior debt security, you will have to rely solely on the trust deposit for payments on your senior debt security. You could not look to us for payment in the event of any shortfall.

Covenant Defeasance.  Under current U.S. federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants relating to your senior debt security that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

•	we must deposit in trust for the benefit of the holders of those senior debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and other payments on your senior debt security on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that under then-current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your senior debt security any differently than if we did not make the deposit and just repaid the senior debt security ourselves.

If we accomplish covenant defeasance with regard to your senior debt security, the following provisions of the indenture and the senior debt securities would no longer apply:

•	any additional covenants that your prospectus supplement may state are applicable to your senior debt security; and

•	the events of default resulting from a breach of covenants, described below in the third item under “— Default, Remedies and Waiver of Default — Senior Events of Default.”

If we accomplish covenant defeasance, you can still look to us for repayment of your senior debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurs, like our bankruptcy, and your senior debt security becomes immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

Senior Events of Default

Unless otherwise indicated in your prospectus supplement, with respect to any series of senior debt securities, when we refer to an event of default, we mean any of the following:

•	we do not pay the principal of, or any premium on, any debt security of that series on its due date;

•	we do not pay interest on any debt security of that series within 30 days of its due date;

•	we remain in breach of any covenant we make in the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt security of the affected series;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur. Those events must arise under U.S. federal or state law, Dutch law, German law or the laws of the jurisdiction of a New Issuer, as the case may be, unless we merge, consolidate or sell our assets as described above and the successor firm is legally organized in another jurisdiction. If that happens, then those events must arise under the law of the jurisdiction in which the successor firm is legally organized;

•	we do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in your prospectus supplement;

•	for any guaranteed debt security, the guarantee is not in full force or effect for that series of debt security; or

•	if your prospectus supplement states that any additional event of default applies to that series, that event of default occurs.

Subordinated Events of Default

Unless otherwise indicated in your prospectus supplement, with respect to any series of subordinated debt securities, when we refer to an event of default, we mean any of the following:

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur. Those events must arise under U.S. federal or state law, Dutch law, German law or the laws of the jurisdiction of a New Issuer, as the case may be, unless we merge, consolidate or sell our assets as described above and the successor firm is legally organized in another jurisdiction. If that happens, then those events must arise under the law of the jurisdiction in which the successor firm is legally organized; or

•	if your prospectus supplement states that any additional event of default applies to that series, that event of default occurs.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security of Allianz or a guaranteed subordinated debt security of AFC or AFBV, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— The Debt Indentures — Subordination Provisions.”

Except as specified in your prospectus supplement, if an event of default has occurred and has not been cured or waived, the trustee or the holders of 25% or more in principal amount of all debt securities of the affected series may declare the entire principal amount of all such debt securities to be due immediately. Except as specified in your prospectus supplement, if an event of default occurs because of events in bankruptcy, insolvency or reorganization, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the maturity of the affected debt securities. If the maturity of any debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities affected by the acceleration may cancel the acceleration for all the affected debt securities.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use its rights and powers under the applicable indenture, and in doing so, to use the same degree of care and skill that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct, from time to time, the method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the relevant series of debt securities.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

•	the holders of 25% or more in principal amount of all of the relevant debt securities must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the related series of debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all the relevant series of debt securities.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your senior debt securities and subordinated debt securities on or about its due date.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without your approval.

We Will Give the Trustee Information About Defaults Annually

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the debt securities and the indenture they are issued under, or else specifying any default.

We urge book-entry and other indirect owners to consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare a cancellation of an acceleration of maturity. Book-entry and other indirect owners are described under “Legal Ownership and Book-Entry Issuance.”

Modifications of the Indentures

Except as otherwise indicated in your prospectus supplement, there are four types of changes we can make to a particular indenture and the debt securities issued thereunder.

Changes Requiring Each Holder’s Approval

First, there are changes that we or the trustee cannot make without the approval of each holder of a debt security affected by the change under a particular indenture. We cannot:

•	change the stated maturity or the time of payment of interest on a debt security;

•	reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permit redemption of a debt security if not previously permitted;

•	change the times at which any redeemable debt security may be redeemed or, once notice of redemption has been given, the time at which such security must thereupon be redeemed;

•	impair the right of any holder of a debt security to receive any principal payment or interest payment on such holder’s debt securities in a manner other than as stated in the terms of such debt security, on or after the applicable payment date thereof, or to institute suit for the enforcement of any such payment;

•	change the currency of any payment on a debt security other than as permitted by the debt security;

•	change the place of payment on a debt security, if it is in non-global form;

•	change our obligation (or of our successor) to pay Additional Amounts and interest (including deferred interest), if any;

•	change any provision of an applicable indenture affecting the ranking of a debt security or its related guarantee, if applicable, in a manner adverse to the holders of such debt security;

•	reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken together, the approval of whose holders is needed to change the indenture or the debt securities;

•	reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; or

•	change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a debt security as an inducement to any consent, waiver or amendment to any of the terms or provisions of an indenture or a debt security unless such consideration is offered to be paid or agreed to be paid to all holders of such series of securities that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of the debt securities. These changes are limited to clarifications and changes that would not adversely affect the debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the applicable indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

Modification of Subordination Provisions of the Subordinated Debt Indentures of Allianz, AFC or AFBV

We may not amend the subordinated debt indentures of Allianz, AFC or AFBV using a supplemental indenture that would directly or indirectly modify the subordination of any outstanding subordinated debt securities in any manner which might terminate or limit the subordination. In addition, we may not modify the subordination provisions of the relevant subordinated debt indenture in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval

Any other change to any indenture and the debt securities issued under that indenture would require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in the principal amount of the relevant series of debt securities; or

•	if the change affects more than one series of debt securities issued under an indenture, it must be approved by the holders of a majority in the principal amount of the series affected by the change, with all affected series voting together as one class for this purpose (and of any series that by its terms is entitled to vote separately as a series, as described below).

In each case, the required approval must be given by written consent.

The same majority approval would be required for us to obtain a waiver of future compliance by us with any provision, including any of our covenants in any of the indentures or debt securities. Our covenants include the promises we make about merging which we describe above under “— Mergers and Similar Transactions.” If the holders agree to waive a covenant, we will not have to comply with it. A majority of holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of each holder of that debt security as described above in “— Changes Requiring Each Holder’s Approval” unless that holder approves the waiver.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under any indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. Also, we will count only outstanding debt securities of that series in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding”:

•	if it has been surrendered for cancellation;

•	if we have deposited or set aside, in trust for its holder, money for its payment or redemption;

•	if we have fully defeased a senior debt security as described above under “— Defeasance — Defeasance and Covenant Defeasance — Full Defeasance”; or

•	if we or one or our affiliates is the owner.

Special Series Voting Rights

We may issue series of debt securities that are entitled, by their terms, to vote separately on matters (for example, modification or waiver of provisions in the applicable indenture) that would otherwise require a vote of all affected series, voting together as a single class. Any such series would be entitled to vote together with all other affected series, voting together as a single class, and would also be entitled to vote separately, as a series only. In some cases, other parties may be entitled to exercise these special voting rights on behalf of holders of the relevant series. For series of debt securities that have these rights, the rights will be described in your prospectus supplement. For series that do not have these special rights, voting will occur as described in the preceding section, but subject to any separate voting rights of any series having special rights. We may issue series having these or other special rights without obtaining the consent of or giving notice to holders of outstanding securities.

Eligible Principal Amount of Some Debt Securities

In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

•	for an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default;

•	for a debt security whose principal amount is not known, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be known, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date; or

•	for debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

Determining Record Dates for Action by Holders

We will generally be entitled to set any date as a record date for the purpose of determining the holders that are entitled to take action under any indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by the holders. If we or the trustee set a record date for an approval or other action to be taken by the holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer of Debt Securities

Form

We will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in your prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearing system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership and Book-Entry Issuance.”

In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in your prospectus supplement.

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Transfer and Exchange

Unless we indicate otherwise in your prospectus supplement, holders may exchange their debt securities for debt securities of smaller denominations or may combine their debt securities into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. Holders may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only the depositary — e.g., DTC, Euroclear or Clearstream — will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchanges of debt securities for other debt securities of the same series and kind. If a debt security is exchangeable for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of exchange will be described in your prospectus supplement.

Payment Mechanics for Debt Securities in Registered Form

Who Receives Payment?

If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date as described below under “— Payment and Record Dates for Interest.” If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If the principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of DTC, Euroclear or Clearstream, as applicable.

Payment and Record Dates for Interest

Unless we specify otherwise in your prospectus supplement, interest on any fixed rate debt security (other than perpetual debt securities) will be payable semiannually each May 15 and November 15 and at maturity, and the regular record date relating to an interest payment date for any fixed rate debt security will be the May 1 or November 1 next preceding that interest payment date. The regular record date relating to an interest payment date for any floating rate debt security will be the 15th calendar day before that interest payment date. Unless we specify otherwise in your prospectus supplement, interest on any perpetual debt security will be payable quarterly each January 15, April 15, July 15 and October 15. The regular record date relating to an interest payment date for any perpetual debt security shall be January 1, April 1, July 1 and October 1, respectively. These record dates will apply regardless of whether a particular record date is a “business day,” as defined below. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

Notwithstanding the foregoing, the record date for any payment date for a debt security in book-entry form will be the business day prior to the payment date.

Business Day

Unless otherwise specified in your prospectus supplement, the term “business day” means, for any debt security, a day that meets all the following applicable requirements:

•	for all debt securities, it is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the place of payment and New York City generally are authorized or obligated by law, regulation or executive order to close, and that satisfies any other criteria specified in your prospectus supplement;

•	if the debt security is a floating rate debt security whose interest rate is based on LIBOR, it is also a day on which dealings in the relevant index currency specified in your prospectus supplement are transacted in the London interbank market;

•	if the debt security has a specified currency other than U.S. dollars or euro, it is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency;

•	if the debt security either is a floating rate debt security whose interest rate is based on EURIBOR or has a specified currency of euro, it is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business;

•	if the debt security is held through Euroclear, it is also not a day on which banking institutions in Brussels, Belgium are generally authorized or obligated by law, regulation or executive order to close; and

•	if the debt security is held through Clearstream, it is also not a day on which banking institutions in Luxembourg are generally authorized or obligated by law, regulation or executive order to close.

How We May Make Payments on Perpetual Debt Securities or Subordinated Debt Securities

Deferral of Interest Payments.  Interest payments and any other payments on perpetual debt securities or subordinated debt securities may be subject to deferral in some circumstances. We may be required, for instance, to defer payment if we do not satisfy solvency conditions or if, after making such a payment, we would not satisfy certain solvency conditions that will be described in your prospectus supplement. In addition, we may defer payment if we comply with a number of requirements. In either case, we may be required to satisfy our obligation to pay in accordance with the alternative coupon satisfaction mechanism described below. The specific details relating to when interest payments or any other payments may be deferred and how we may satisfy our payment obligations will be described in your prospectus supplement.

Alternative Payment Mechanism.  We may be permitted, and under certain circumstances required, to satisfy our obligation to pay you through the issuance of our ordinary shares or other eligible securities which, when sold, will provide a cash amount sufficient for us to make payments due to you in respect of the relevant payment. Absent certain conditions, we may elect to use this alternative payment mechanism in order to satisfy our obligation to make any interest payment by giving notice to the trustee as specified in your prospectus supplement.

Our obligation to pay in accordance with the alternative payment mechanism will be satisfied in accordance with the procedures described in your prospectus supplement.

If we elect to make any payment in accordance with the alternative payment mechanism, the receipt of cash proceeds on the sale of our ordinary shares or other eligible securities paid to the trustee or its agent will satisfy the relevant payment or the relevant part of such payment. The proceeds from the sale of ordinary shares or other eligible securities pursuant to the alternative payment mechanism will be paid to you by the trustee in respect of the relevant payment.

How We Will Make Payments Due in U.S. Dollars

We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

Payments on Global Debt Securities.  We will make payments on a global debt security in the applicable specified currency in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Legal Ownership and Book-Entry Issuance — What Is a Global Security?”

Payments on Non-Global Debt Securities.  Unless otherwise specified in your prospectus supplement, we will make payments on a debt security in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds, i.e., funds that become available on the day after the check is cashed.

Alternatively, and unless otherwise specified in your prospectus supplement, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

How We Will Make Payments Due in Other Currencies

We will follow the practice described in this subsection for payment amounts that are due in a specified currency other than U.S. dollars.

Payments on Global Debt Securities.  We will make payments on a global debt security in the applicable specified currency in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled “Legal Ownership and Book-Entry Issuance — What is a Global Security?”.

Indirect owners of a global security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

Payments on Non-Global Debt Securities.  Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and acceptable to us and the trustee. To designate an account for wire payment and unless otherwise specified in your prospectus supplement, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

If a holder fails to give instructions as described above and unless otherwise specified in your prospectus supplement, we will notify the holder at the address in the trustee’s records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

Book-entry and other indirect owners of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

Conversion to U.S. Dollars.  Unless otherwise indicated in your prospectus supplement, holders are not entitled to receive payment in U.S. dollars of an amount due in another currency, whether on a global debt security or on a non-global debt security.

If the applicable prospectus supplement specifies that holders may request that we make payments in U.S. dollars of an amount due in another currency, the exchange rate agent described below will calculate the U.S. dollar amount you receive in the exchange agent’s discretion. A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

When the Specified Currency Is Not Available.  If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available to us due to circumstances beyond our control — which may include the imposition of exchange controls or a disruption in the currency markets — we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below in its discretion.

The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in the manner described above will not result in a default under any debt security or the applicable indenture.

Exchange Rate Agent.  If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in your prospectus supplement. We may also select one of our affiliates to perform this role. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be made in its sole discretion unless we state in your prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, unless we specify otherwise in your prospectus supplement, we will make the payment on the next day that is a business day unless such business day would fall in the next calendar year. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the applicable indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day. The term business day has a special meaning, which we describe above under “— Business Day.”

Paying Agent

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Payment of Additional Amounts with Respect to the Debt Securities

Unless otherwise indicated in your prospectus supplement, all payments of principal, interest and premium in respect of any debt securities issued by Allianz or any guaranteed debt securities issued by AFBV (including payments under the guarantees with respect to such guaranteed debt securities) will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed, levied, collected, withheld or assessed by the Federal Republic of Germany or the jurisdiction of incorporation of the issuer of such debt securities (as the case may be) or any political subdivision or any authority of or in the Federal Republic of Germany or the jurisdiction of incorporation of the issuer of such debt securities (as the case may be) that has power to tax (a “Relevant Jurisdiction”), unless the issuer or the guarantor (as the case may be) is compelled by law to make such withholding or deduction. In the event of such withholding or deduction, the issuer or the guarantor of such debt securities (as the case may be) will pay such additional amounts (the “Additional Amounts”) as are necessary for each holder to receive, after deduction or withholding of such Taxes, the full amount that the holder would have received if no such withholding or deduction had been required. However, no such Additional Amounts shall be payable with respect to such Taxes in respect of any amount payable on any such debt security:

(i) to a holder which is liable for such Taxes in respect of such debt security by reason of such holder having some connection with a Relevant Jurisdiction other than the mere holding of such debt security;

(ii) to a holder which would be able to avoid such withholding or deduction under the laws of a Relevant Jurisdiction by presenting any form or certificate and/or making a declaration of non-residence or similar claim for exemption or refund but fails to do so after proper notice has been sent to such holder by the issuer of such debt security;

(iii) in respect of any deduction or withholding imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iv) to a holder which would have been able to avoid such withholding or deduction by presenting (where presentation is required) the debt security to a Paying Agent in another Member State of the European Union.

In addition, we will not pay Additional Amounts to a holder that is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment where the law requires the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder.

The prospectus supplement will describe any additional circumstances under which Additional Amounts will not be paid with respect to debt securities issued by Allianz or any guaranteed debt securities issued by AFBV.

Unless otherwise provided in the applicable prospectus supplement, references to “interest” shall include references to Additional Amounts payable.

The prospectus supplement will describe any circumstances under which Additional Amounts will be paid with respect to guaranteed debt securities issued by AFC.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Service of Process

We have appointed Corporation Service Company, acting through its office at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as our authorized agent for service of process in any legal action or proceeding to which we are a party relating to any indenture or any debt securities brought in any federal or state court in New York City and have submitted to the non-exclusive jurisdiction of those courts.

INVESTMENT CONSIDERATIONS RELATING TO OUR DEBT SECURITIES

Considerations Relating to Indexed Securities

We use the term “indexed securities” to mean debt securities whose value is determined by reference to the price or value of one or more securities of one or more issuers, currencies, commodities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an “index.” Indexed securities may present a high level of risk, and investors in certain indexed securities may lose their entire investment. In addition, the treatment of indexed securities for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed security. Thus, if you propose to invest in indexed securities, you should independently evaluate the U.S. federal income tax consequences of purchasing an indexed security that apply in your particular circumstances. You should also read your prospectus supplement for a discussion of U.S. federal tax matters.

Investors in Indexed Securities Could Lose Their Investment

The principal amount of an indexed debt security payable at maturity, and/or the amount of interest payable on an indexed debt security on an interest payment date, will be determined by reference to the price or value of one or more indices. The direction and magnitude of the change in the value of the relevant index will determine the principal amount of an indexed debt security payable at maturity and/or the amount of interest payable on an indexed debt security on an interest payment date. The terms of a particular indexed debt security may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed security, you may lose all or a portion of the principal you invest and may receive no interest on your investment.

The Issuer of a Security or Currency that Serves as an Index Could Take Actions that May Adversely Affect an Indexed Security

The issuer of a security that serves as an index or part of an index for an indexed debt security will have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a debt security indexed to that security or to an index of which that security is a component.

If the index for an indexed security includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed security and no obligations to the holder of the indexed security. That government may take actions that could adversely affect the value of the security. See “— Considerations Relating to Securities Linked to a Non-U.S. Dollar Currency — Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-U.S. Dollar Security” for more information about these kinds of government actions.

An Indexed Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on an indexed security may vary substantially from time to time. Because the amounts payable with respect to an indexed security are generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed security may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed security.

An Index to Which a Security Is Linked Could Be Changed or Become Unavailable

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed security that is linked to the index. The indices for our indexed securities may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed securities.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed security may allow us to delay determining the amount payable as principal or interest on an indexed debt security, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a debt security linked to an index of this kind, the value of the security, or the rate of return on it, may be lower than it otherwise would be.

Some indexed securities are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed security of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed securities or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Security

In order to hedge an exposure on a particular indexed security, we may, directly or through our affiliates, enter into transactions involving the securities, commodities or currencies or other instruments or measures that underlie the index for that security, or derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of an indexed security. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed security may decline.

Information about Indices May Not Be Indicative of Future Performance

If we issue an indexed security, we may include historical information about the relevant index in your prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

We May Have Conflicts of Interest Regarding an Indexed Security

Allianz and its affiliates may have conflicts of interest with respect to some indexed securities. Allianz and its affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed securities and in the securities, commodities or currencies or other instruments or measures on which the index is based or in other derivative instruments related to the index or its component items. These trading activities could adversely affect the value of indexed securities. Allianz and its affiliates may also issue or underwrite securities or derivative instruments or act as financial adviser to issuers of the securities that are linked to the same index as one or more indexed securities. By introducing competing products into the marketplace in this manner, Allianz and its affiliates could adversely affect the value of an indexed security.

Allianz or another of its affiliates may serve as calculation agent for the indexed securities and may have considerable discretion in calculating the amounts payable in respect of the securities. To the extent that Allianz or another of its affiliates calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the value of an indexed security based on the index or the rate of return on your security.

Considerations Relating to Securities Linked to a Non-U.S. Dollar Currency

If you intend to invest in a debt security whose principal and/or interest is payable in a currency other than U.S. dollars, you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Securities of this kind are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

An Investment in a Non-Dollar Security Involves Currency-Related Risks

An investment in a debt security with a specified currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security payable solely in U.S. dollars. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the U.S. or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a security denominated in a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the security, including the principal payable at maturity or settlement value payable upon exercise. That in turn could cause the market value of the security to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in a Non-Dollar Security

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated securities is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non- dollar security or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar-equivalent value of the security as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-Dollar Securities Will Permit Us to Make Payments in Dollars or Delay Payment if We Are Unable to Obtain the Specified Currency

Securities payable in a currency other than U.S. dollars will provide that if, because of circumstances beyond our control, the other currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the securities comes due, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described under ‘‘— Payment Mechanics for Debt Securities in Registered Form — How We Will Make Payments Due in Other Currencies — When the Specified Currency Is Not Available.” A determination of this kind may be based on limited information and would involve significant discretion on the part of our foreign exchange agent. As a result, the value of the payment in dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, and may even be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens, we will be entitled to deduct these taxes from any payment on securities payable in that currency.

We Will Not Adjust Non-Dollar Securities to Compensate for Changes in Currency Exchange Rates

Except as described above, we will not make any adjustment or change in the terms of a debt security payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-dollar debt securities will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Non-Dollar Security, an Investor May Bear Currency Exchange Risk

Unless otherwise specified in your prospectus supplement, the debt securities under the applicable indenture will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-dollar security in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information about Exchange Rates May Not Be Indicative of Future Performance

If we issue a debt security denominated in a specified currency other than U.S. dollars, we may include in your prospectus supplement a currency supplement that provides information about historical exchange rates for the specified currency. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular debt security.

Determinations Made by the Exchange Rate Agent

All determinations made by the exchange rate agent will be made in its sole discretion (except to the extent expressly provided in this prospectus or in your prospectus supplement that any determination is subject to approval by Allianz). In the absence of manifest error, its determinations will be conclusive for all purposes and will bind all holders and us. The exchange rate agent will not have any liability for its determinations.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered securities issued in global —  i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of registered securities. Then we describe special provisions that apply to global securities.

Who is the Legal Owner of a Registered Security?

Each security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. We refer to those who have securities registered in their own names on the books that we or the trustee or any other agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any agent and any other third parties employed by us, the trustee or any of those agents, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Book-Entry Owners

Unless your prospectus supplement provides otherwise, we will issue each security, other than the bearer depositary receipts, in book-entry form only. This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

In the future we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell bearer depositary receipts under a warrant or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Owner’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Owner’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below or as may be set forth in your prospectus supplement;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “ — Who is the Legal Owner of a Registered Security?”;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form or as may be described in your prospectus supplement;

•	in addition to restrictions imposed by applicable law, an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We, the trustee and other agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We, the trustee and other agents also do not supervise the depositary in any way;

•	the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Unless your prospectus supplement provides otherwise, the securities, other than the ordinary shares or bearer depositary receipts, will initially be issued to investors only in book-entry form. Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each series of securities will have one or more of the following as the depositaries:

•	DTC;

•	Euroclear;

•	Clearstream;

•	a financial institution holding the securities on behalf of Euroclear or Clearstream; and

•	any other clearing system or financial institution named in your prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

Considerations Relating to Euroclear, DTC and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. DTC is not a participant in Euroclear or Clearstream.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, will also be subject to DTC’s rules and procedures.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records and on the records of Clearstream or Euroclear, if applicable. The ownership interest of each actual purchaser of securities, a beneficial owner of an interest in a global certificate, is in turn to be recorded on the DTC participants’ and indirect participants’ records. Beneficial owners of interests in a global certificate will not receive written confirmation from DTC of their purchases, but beneficial owners of an interest in a global certificate are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the DTC participants or indirect participants through which the beneficial owners of an interest in a global certificate purchased securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of DTC participants and indirect participants acting on behalf of a beneficial owner of an interest in a global certificate. Beneficial owners of interests in a global certificate will not receive certificates representing their ownership interests in securities, unless use of the book-entry system for the securities is discontinued.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems, and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Owner’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under ‘‘ — Who is the Legal Owner of a Registered Security?”.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee or other agents, as applicable, that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and neither we nor the trustee for any debt securities, nor any agent, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Limitations on Rights Resulting from Book-Entry Form

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global securities as represented by one or more global certificates.

TAXATION

Your prospectus supplement will include a description of the material tax consequences of acquiring, owning and disposing of the securities under U.S. federal income, German and Dutch income tax laws, as applicable.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of securities offered hereby by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of securities offered hereby. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Any purchaser or holder of securities offered hereby or any interest therein will be deemed to have represented by its purchase and holding of securities offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing those securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above, the service provider exemption or any similar exemptions under Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing securities offered hereby on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Purchasers of securities offered hereby have exclusive responsibility for ensuring that their purchase and holding of securities offered hereby do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any securities offered hereby to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Your prospectus supplement may also include, if applicable, a discussion of certain benefit plan investor considerations specific to your debt security.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods described in your prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overallotting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result of these activities, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Allianz and its subsidiaries.

The maximum compensation we pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

If so indicated in your prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Matters Relating to Initial Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, none of the underwriters that make a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus, the terms “offering” means the initial offering of the securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

VALIDITY OF THE SECURITIES

Group Legal Services of Allianz SE will pass upon the validity of the Allianz debt securities and guarantees as to matters of German law. Allen & Overy LLP will pass upon Dutch law matters. Sullivan & Cromwell LLP and Davis Polk & Wardwell will pass on certain other matters relating to the validity of the debt securities with respect to New York law. Sullivan & Cromwell LLP and Davis Polk & Wardwell may rely upon Group Legal Services of Allianz SE and Allen & Overy LLP with respect to all matters of German law and Dutch law, respectively.

EXPERTS

The consolidated financial statements of the Allianz Group as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, and Allianz Group’s internal control over financial reporting as of December 31, 2007, incorporated by reference into this prospectus and into the registration statement have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent auditors, as set forth in their report thereon incorporated by reference herein.

NOTICES

All notices will be deemed to have been given upon the mailing by first class mail, postage prepaid, of those notices to holders of securities at their registered addresses as recorded in the register of holders of such securities.

PRINCIPAL EXECUTIVE OFFICE OF ALLIANZ SE

Allianz SE
Königinstrasse 28
80802 Munich
Germany

LEGAL ADVISOR TO THE REGISTRANTS

As to U.S. federal and New York law:
Sullivan & Cromwell LLP
24, rue Jean Goujon
75008 Paris
France

LEGAL ADVISOR TO THE UNDERWRITERS

As to U.S. federal and New York law:
Davis Polk & Wardwell
99 Gresham Street
London EC2V 7NG
United Kingdom

LEGAL ADVISOR TO ALLIANZ SE AND ALLIANZ FINANCE III B.V.

As to Dutch law:
Allen & Overy LLP
Apollolaan 15
1077 AB Amsterdam
The Netherlands

AUDITORS

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Ganghoferstrasse 29
80339 Munich
Germany

PROSPECTUS

May 30, 2008

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Undated Subordinated Bonds offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Allianz SE

$1,750,000,000

8.375% Undated Subordinated
Callable Bonds

Prospectus Supplement

Joint Bookrunning Lead Managers
Citi
Merrill Lynch & Co.

Morgan Stanley
UBS Investment Bank
Wachovia Securities

Banc of America Securities LLC
RBC Capital Markets

Deutsche Bank Securities
HSBC